Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

ADC TELECOMMUNICATIONS, INC.,

KRONE INTERNATIONAL HOLDING INC.,

KRONE DIGITAL COMMUNICATIONS INC.,

GENTEK HOLDING CORPORATION,

and

GENTEK INC.

March 25, 2004

TABLE OF CONTENTS

Article I The Acquisition
1.1	Purchase and Sale
1.2	Purchase Price
1.3	Closing Transactions
1.4	Purchase Price Adjustment
1.5	Right to Revise Structure
1.6	Taking of Necessary Action
Article II Representations and Warranties of Seller and Parent
2.1	Incorporation and Corporate Power
2.2	Title to Shares
2.3	Execution, Delivery; Valid and Binding Agreement
2.4	No Violations, etc.
2.5	Parent Reorganization
Article III Representations and Warranties Regarding the Companies
3.1	Incorporation; Corporate Power and Authority
3.2	Subsidiaries
3.3	Capitalization
3.4	Execution, Delivery; Valid and Binding Agreement
3.5	No Violations, etc.
3.6	Financial Statements
3.7	Absence of Undisclosed Liabilities
3.8	Absence of Certain Developments
3.9	Title to Properties
3.10	Accounts Receivable
3.11	Inventory
3.12	Tax Matters
3.13	Contracts and Commitments
3.14	Intellectual Property Rights
3.15	Litigation
3.16	Employees
3.17	Employee Benefit Plans

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3.18	Insurance
3.19	Affiliate Transactions
3.20	Customers and Suppliers
3.21	Compliance with Laws; Permits.
3.22	Environmental Matters
3.23	Brokerage
3.24	No Other Representations
Article IV Representations and Warranties of Buyer
4.1	Incorporation and Corporate Power
4.2	Execution, Delivery; Valid and Binding Agreement
4.3	No Violations, etc.
4.4	Litigation
4.5	Buyer Financing
Article V Conduct Prior to the Closing
5.1	Conduct of the Business
5.2	Access to Books and Records
5.3	Access to Customers and Suppliers
5.4	Integration Planning
Article VI Additional Agreements
6.1	Regulatory Filings
6.2	Conditions
6.3	No Negotiations
6.4	Employee Matters
6.5	Benefit Plans
6.6	Confidentiality
6.7	Notification of Certain Matters
6.8	Noncompetition
6.9	Nonsolicitation
6.10	Litigation Support
6.11	Books and Records; Access
6.12	Assignment of Confidentiality Agreements
6.13	Intercompany Contracts
6.14	Audited Financial Statements

6.15	Further Assurances
Article VII Conditions to Closing
7.1	Conditions to Obligations of Each Party to Effect the Acquisition
7.2	Additional Conditions to Buyer’s Obligations
7.3	Additional Conditions to Seller’s Obligations
Article VIII Termination
8.1	Termination
8.2	Effect of Termination
Article IX Survival; Indemnification
9.1	Survival of Representations and Warranties and Covenants
9.2	Indemnification by Parent and Seller
9.3	Indemnification by Buyer
9.4	Notice of Claims
9.5	Method of Asserting Claims
9.6	Indemnity Payments
9.7	Sole and Exclusive Remedy
Article X Allocation of Taxes; Tax Returns
10.1	Tax Returns; Allocation of Tax Liabilities
10.2	Cooperation
10.3	Transfer Taxes
10.4	Section 338(h)(10) Election
10.5	Survival
Article XI Miscellaneous
11.1	Press Releases and Announcements
11.2	Expenses
11.3	Amendment and Waiver
11.4	Notices
11.5	Interpretation
11.6	No Third Party Beneficiaries
11.7	Severability
11.8	Complete Agreement
11.9	Assignment
11.10	Counterparts

11.11	Governing Law
11.12	Submission to Jurisdiction
11.13	Waiver of Jury Trial

Exhibits

Exhibit A	Form of Transition Services Agreement

Schedules
Schedule 1.1(b)	Related IP
Schedule 1.2(b)(iv)	Cash Obligation Liabilities
Schedule 1.3(b)(ii)	Intercompany Accounts
Schedule 11.5	Knowledge Group

INDEX OF DEFINED TERMS

Accountant	1.4(b)
Accrued Unfunded Pension Liability	1.2(b)(i)
Acquired Companies	1.2(b)(ii)
Acquisition	Preamble
Actual Closing Statement	1.4(a)
Actuarial Report	1.2(b)(i)
Adjustments	1.2(a)
Affiliate	11.5
Agreement	Preamble
Allocation Arbiter	10.4(e)
Asset Allocation Statements	10.4(e)
Balance Sheet Date	3.7
Basket Amount	9.2(b)
Buyer	Preamble
Buyer 401(k) Plan	6.5(e)
Buyer Environmental Losses	9.2(b)
Buyer Indemnified Parties	9.2(a)
Buyer Losses	9.2(a)
Buyer Material Adverse Effect	4.1
Buyer’s Representatives	5.2
Cap	9.2(b)
Cash Amount	1.2(b)(iii)
Cash Obligation Liabilities	1.2(b)(v)
Cash Obligation Liabilities Excess Amount	1.2(a)(i)
Charter Documents	3.1(b)
Closing	1.3(a)
Closing Date	1.3(a)
COBRA	6.5(f)
Code	3.12(a)
Companies	Preamble
Company Capital Stock	3.3(a)
Company Employees	6.4
Company Intellectual Property	3.14(a)

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Company Pension Obligation	1.2(b)(i)
Comparable Election	10.4(b)
Confidential Information	3.14(e)
Contract Employee	Preamble
Contracts	3.13(a)
Disclosure Schedule	Article II
Election	10.4(b)
Eligible Companies	10.4(b)
Environmental Basket Amount	9.2(b)
Environmental Claim	3.22(g)(i)
Environmental Laws	3.22(g)(ii)
Environmental Permits	3.22(b)
ERISA	3.17(a)
Estimated Closing Purchase Price	1.2(d)
FAS 87	1.2(b)(i)
Final Closing Purchase Price	1.4(b)
Foreign Plan	3.17(i)
Forms 8023	10.4(b)
GenTek KERP	6.5(b)
German Pension Plans	3.17(j)
Governing Documents	3.1(b)
Governmental Entity	2.4
Hazardous Material	3.22(g)(iii)
HSR Act	2.4
include	11.5
includes	11.5
including	11.5
Indemnified Party	9.5
Indemnifying Party	9.5
Initial Resolution Period	1.4(b)
insiders	3.19
Intellectual Property	3.14(a)
Intercompany Accounts	1.3(b)
IRS	3.12(e)
knowledge	11.5
Krone 2003 MIP	6.5(c)
Krone 2004 MIP	6.5(c)
Krone Digital	Preamble
Krone International	Preamble
Latest Balance Sheet	3.6(a)
Latest Financial Statements	3.6(a)
Law	2.4
Leased Real Property	3.9(c)
Leases	3.9(c)
Liens	1.1
Losses	9.2(a)

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material adverse effect	7.3(a). 7.2(a)
Material Adverse Effect	3.1(a)
materiality	7.3(a). 7.2(a)
Net Intercompany Accounts	1.3(b)
non-Business Plans	3.17(k)
Objection Notice	1.4(a)
Objection Period	1.4(a)
Order	2.4
Owned Real Property	3.9(b)
Parent	Preamble
Parent 401(k) Plan	6.5(e)
Permits	3.21(b)
Permitted Liens	3.8(b)
Person	11.5
Plan	3.17(a)
Post-Closing Tax Period	10.1(h)
Pre-Closing Tax Period	10.1(i)
Proposed Closing Statement	1.4(a)
Purchase Price	1.2(a)
Real Property	3.9(c)
Related Documents	9.2(a)
Related IP	1.1
Release	3.22(g)(iv)
Returns	3.12(a)
SEC	3.21(e)
Section 338(h)(10) Election	10.4(b)
Seller	Preamble
Seller Indemnified Parties	9.3(a)
Seller Losses	9.3(a)
Shares	Preamble
Straddle Period	10.1(j)
Subsidiaries	3.2
Subsidiary	3.2
Subsidiary Capital Stock	3.3(a)
Tax	3.12(l)
Tax Benefits	10.1(k)
Tax Detriments	10.1(l)
Tax Package	10.1(b)
Taxes	3.12(l)
Term	6.9
Third Party Action	9.5(a)
Third Party Expenses	11.2
Third Party Intellectual Property Rights	3.14(b)
U.S. GAAP	1.2(b)(iv)
without limitation	11.5

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated March 25, 2004, is made and entered into by and among ADC Telecommunications, Inc., a Minnesota corporation (“Buyer”), Krone International Holding Inc., a Delaware corporation (“Krone International”), Krone Digital Communications Inc., a Delaware corporation (“Krone Digital” and together with Krone International, the “Companies”), GenTek Holding Corporation, a Delaware corporation and the sole shareholder of the Companies (“Seller”), and GenTek Inc., a Delaware corporation and the parent entity of Seller (“Parent”).

WHEREAS, Seller owns 1,000 shares of common stock of Krone International and 1,000 shares of common stock of Krone Digital (collectively, the “Shares”), such Shares constituting all of the issued and outstanding shares of capital stock of the Companies; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares, including the business and assets of the Companies, as well as the Related IP (as defined below); and

WHEREAS, the respective Boards of Directors of Buyer, Parent, Seller and the Companies have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Buyer acquire all of the outstanding Shares of the Companies and the Related IP in exchange for cash (the “Acquisition”) in accordance with the terms of this Agreement; and

WHEREAS, certain employees of the Companies are concurrently entering into employee retention agreements with Buyer (the “Contract Employees”); and

WHEREAS, Buyer, Parent, Seller and the Companies desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Acquisition;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

Article I

The Acquisition

1.1           Purchase and Sale.  Upon the terms and subject to the conditions contained herein, at the Closing (as defined in Section 1.3 hereof), Seller shall sell, transfer and deliver to Buyer (or shall cause its subsidiaries or affiliates to sell, transfer and deliver to Buyer), and Buyer shall purchase and accept from Seller (or Seller’s subsidiaries or Affiliates, as applicable), Seller’s right, title and interest in and to (a) the Shares, which Shares shall comprise in the aggregate all of the shares of capital stock of the Companies that will be issued and outstanding on the Closing Date (as defined in Section 1.3 hereof), free and clear of any and all liens, security interests, claims, pledges, charges or other encumbrances or restrictions of any kind (collectively, “Liens”), and (b) those certain items of intellectual property set forth on Schedule 1.1(b) hereof (the “Related IP”), free and clear of any and all Liens except for Permitted Liens (as defined in Section 3.8(b) hereof).

1.2           Purchase Price.

(a)           Subject to the terms and conditions of this Article I, the total purchase price (the “Purchase Price”) to be paid by Buyer for the Shares and the Related IP shall be an amount equal to $350,000,000 (x) minus each of the following adjustments (collectively, the “Adjustments”):

(i)            an amount equal to the excess (if any) of (A) the Cash Obligation Liabilities over (B) $15,900,000 (such excess hereafter referred to as the “Cash Obligation Liabilities Excess Amount”); and

(ii)           an amount equal to the Accrued Unfunded Pension Liability as of the Closing;

and (y) plus the Cash Amount.

(b)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Accrued Unfunded Pension Liability” means the sum of the excess of the projected benefit obligation (as defined in Statement of Financial Accounting Standards No. 87 (“FAS 87”)) for each Company’s defined benefit pension plan or similar obligation covering employees of the Acquired Companies (other than such employees who participate in the GenTek pension plan and not the Company’s pension plan) (“Company Pension Obligation”), over the fair market value as of the Closing Date of assets accumulated to provide for the Company Pension Obligation, using an exchange rate of $1.2134 to 1 Euro, in all cases determined using the same assumptions and methodology that has been used in the most recent actuarial report entitled Versicheerungsmathematisches Gutachten uber die Pensionsverbindlichkeiten der Krone GmbH, Berlin, prepared by Aon Jauch & Hubener Consulting GmbH, dated December 18, 2003 and effective December 31, 2003 (the “Actuarial Report”) (subject only to adjustment based on such assumptions and methodology to calculate the obligations and assets as of the Closing).

(ii)           “Acquired Companies” means the Companies and the Subsidiaries (as defined in Section 3.2 hereof).

(iii)          “Cash Amount” means the amount of any cash or “cash equivalents” (which, for purposes of this definition, shall mean bank deposits, money market accounts or other short-term investments that would be reported on a balance sheet as cash pursuant to U.S. GAAP) of the Acquired Companies or any of their wholly owned Subsidiaries as recorded on the books and records thereof as of Closing (other than any cash or cash equivalents that are “blocked,” or otherwise restricted from use or withdrawal or repatriation to the U.S. as a result of exchange controls or similar restrictions); provided, for purposes of this Agreement, in no event shall such amount exceed $2,500,000 in the aggregate.

(iv)          “U.S. GAAP” means generally accepted accounting principles and practices of the United States, as in effect from time to time.

(v)           “Cash Obligation Liabilities” means those certain liabilities of the Acquired Companies set forth in Schedule 1.2(b)(v) hereof as of the Closing.

(c)           The Adjustments provided for in Section 1.2(a) shall be determined in accordance with U.S. GAAP, and on a basis consistent with the accounting methods, practices and procedures used to prepare the Latest Financial Statements (as defined in Section 3.6(a) hereof) insofar as such practices are consistent with U.S. GAAP and, as applicable, Section 1.2(b)(i).

(d)           Not less than three business days prior to the Closing Date, Seller and the Companies shall prepare and deliver to Buyer (i) a good faith estimate of the Purchase Price as of the Closing Date (the “Estimated Closing Purchase Price”), setting forth, in reasonable detail, a calculation of (A) the estimated Cash Obligation Liabilities and Cash Amount prepared in compliance with Section 1.2(c) above and (B) the estimated Accrued Unfunded Pension Liability, prepared in compliance with Section 1.2(c) above, and (ii) a certificate of the Chief Financial Officer of Parent certifying the foregoing.

1.3           Closing Transactions.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, Suite 1500, 50 South Sixth Street, Minneapolis, Minnesota within two business days after the date on which the last of the conditions to the Closing set forth in Article VII, other than the requirement that certain documents be delivered at the Closing, shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to the parties (“Closing Date”).

(b)           At the Closing:

(i)            Buyer shall pay the Estimated Closing Purchase Price to Seller by wire transfer of immediately available funds against delivery of certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers in form reasonably satisfactory to Buyer, which Shares shall be free and clear of all Liens;

(ii)           Except as set forth in Schedule 1.3(b)(ii) hereof or in the Transition Services Agreement, the Net Intercompany Accounts shall be settled and reduced to zero as of the Closing.  For purposes of this Agreement, “Net Intercompany Accounts” means the amount of the Intercompany Accounts owing to Seller and its subsidiaries and Affiliates (other than the Acquired Companies) by the Acquired Companies, net of the Intercompany Accounts owing to the Acquired Companies by Seller and its subsidiaries and Affiliates (other than the Acquired Companies).  “Intercompany Accounts” means the accounts maintained on the books and records of the Seller and the Acquired Companies (in accordance with their customary practices, and whether or not evidenced by promissory notes or other instruments) in which there are recorded amounts owed (plus interest, if any, accrued through the Closing Date) by Seller or any of its subsidiaries and Affiliates (other than the Acquired Companies) to the Acquired Companies or by the

Acquired Companies to Seller or any of its subsidiaries and Affiliates (other than the Acquired Companies), attributable to intercompany transactions through the Closing Date in respect of cash advances, current federal and state Taxes (as defined in Section 3.12 hereof) payable and receivable, intercorporate expense allocations and other corporate charges or transactions for goods or services, whether provided by Seller or any of its subsidiaries and Affiliates (other than the Acquired Companies) to the Acquired Companies or by the Acquired Companies to Seller or any of its subsidiaries and Affiliates (other than the Acquired Companies); and

(iii)          The Companies and Seller shall deliver to Buyer the documents required to be delivered to Buyer under Section 7.2(g) below, and Buyer shall deliver to Seller the documents required to be delivered to Seller under Section 7.3(c) below.

1.4           Purchase Price Adjustment.

(a)           Within 90 days following the Closing Date, Buyer shall prepare and deliver to Seller its calculation (to be made in accordance with the terms of Section 1.2) of the Cash Obligation Liabilities Excess Amount (if any), the Cash Amount and the Accrued Unfunded Pension Liability (the “Proposed Closing Statement” and, in its final and binding form after resolution of any disputes pursuant to this Section 1.4(a), the “Actual Closing Statement”) and the adjusted Closing Purchase Price resulting from the Proposed Closing Statement, together with a copy of all supporting work papers (including schedules, memoranda and other documents) utilized in the preparation of the Proposed Closing Statement and the calculation of the Closing Purchase Price, and Seller shall have a period of 30 days (the “Objection Period”) after delivery of the Proposed Closing Statement in which to provide written notice to Buyer of any objections thereto (the “Objection Notice”), setting forth the specific item of the Proposed Closing Statement to which each such objection relates and the basis for each such objection in reasonable detail.  The Proposed Closing Statement and the resulting Closing Purchase Price shall be deemed to be accepted by Seller, and shall become final and binding on the parties, on the later of the expiration of the Objection Period or the date on which all objections have been resolved by the parties or the Accountant (as defined below) pursuant to this Section 1.4(a).  If Seller gives any such Objection Notice within the Objection Period, then Seller and Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice as soon as practicable.  If Seller and Buyer do not resolve any dispute arising in connection with the Proposed Closing Statement within the time period specified below, such dispute shall be resolved in accordance with the procedures set forth in Section 1.4(b) below.

(b)           If Buyer and Seller have not been able to resolve a dispute within 30 days after the date of delivery of the Objection Notice, which 30 day period may be extended by written agreement of Buyer and Seller (such period, as it may be extended, the “Initial Resolution Period”), the parties shall submit such dispute to, and such dispute shall be resolved fully, finally and exclusively by a mutually agreeable nationally recognized independent accounting firm (the “Accountant”).  The fees and expenses of Accountant incurred in the resolution of such dispute shall be borne equally by Buyer and Seller.  Buyer and Seller shall use their respective reasonable best efforts to cause the Accountant to issue a written determination to Seller and Buyer as promptly as practicable, but in any event within 30 days, following the date on which the Proposed Closing Statement is delivered to the Accountant, with such determination based on the written submissions and other information requested by the Accountant related to the disputed items that have been submitted by the parties to the Accountant, as to whether and to what extent (if any) the Proposed Closing Statement and resulting adjustment in the Closing Purchase Price require adjustment.  The parties shall instruct the Accountant to, and shall use their respective best efforts to cause the Accountant to, make its determination in a manner consistent with Section 1.2(c) hereof.  Such written determination shall provide a written explanation in reasonable detail of each such required adjustment, including the basis therefor.  All negotiations pursuant to this Section 1.4(b) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations, submissions to the Accountant, and arbitration proceedings under this Section 1.4(b) shall be treated as confidential information.  The Accountant shall be bound by a mutually agreeable confidentiality agreement.  The procedures of this Section 1.4(b) are exclusive and the determination of the Accountant shall be final, non-appealable and binding on the parties.  The decision rendered pursuant to this Section 1.4(b) may be filed as a judgment in any court of competent jurisdiction.  Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 1.4(b).  The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or on the part of the Accountant.  Absent such fraud, such other party shall reimburse the party seeking enforcement for its Third Party Expenses (as defined in Section 11.2 hereof) related to such enforcement.

(c)           Promptly after the Actual Closing Statement, the Adjustments and the resulting Closing Purchase Price calculated with reference thereto become final and binding on the parties under subsections (a) and (b) of this Section 1.4, the Estimated Closing Purchase Price shall be recalculated by giving effect to such final and binding amounts (as recalculated, the “Final Closing Purchase Price”).

(i)            If the Estimated Closing Purchase Price is greater than the Final Closing Purchase Price, Seller shall pay to Buyer within one business day by wire transfer of immediately available funds, the amount by which the Estimated Closing Purchase Price exceeds the Final Closing Purchase Price.

(ii)           If the Estimated Closing Purchase Price is less than the Final Closing Purchase Price, Buyer shall pay to Seller within one business day by wire transfer of immediately available funds, the amount by which the Final Closing Purchase Price exceeds the Estimated Closing Purchase Price.

1.5           Right to Revise Structure.  By notice to Parent within 20 days of the date hereof, Buyer may elect to revise the structure of the transactions contemplated hereby to cause one or more of its wholly owned subsidiaries to acquire 100% of the stock of one or more of the Companies and/or their respective Subsidiaries on the same terms and conditions set forth herein in all respects (other than such mutually agreed changes as are necessary to implement the revised structure); provided, however, that in no event shall Parent or Seller be required to proceed to implement any such revised structure that would reasonably be expected to (a) delay, impede, prevent or otherwise adversely effect the consummation of the transactions contemplated hereby in any respect (including, without limitation, the receipt of any regulatory approvals and consents or any other approvals or consents), (b) result in any additional tax cost or other cost, expense or other liability (contingent or otherwise) to Parent or Seller or their Affiliates, (c) adversely effect the likelihood of the receipt of regulatory approvals and consents or any other approvals and consents by any party hereto or (d) otherwise be less advantageous to Parent or Seller than the structure contemplated hereby.

1.6           Taking of Necessary Action.  Buyer, Parent, Seller and the Companies, respectively, shall each use commercially reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Acquisition at the time specified in Section 1.3 hereof.

Article II

Representations and Warranties of Seller and Parent

Except as set forth in the Disclosure Schedule delivered by the Companies and Seller to Buyer on the date hereof (the “Disclosure Schedule”), Seller and Parent hereby jointly and severally represent and warrant to Buyer as set forth in this Article II, and acknowledge that Buyer is relying upon such representations and warranties in connection with the purchase of the Shares and the Related IP.  Each item disclosed in the Disclosure Schedule shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and such description provides a reasonable indication that the item applies to another schedule contained in the Disclosure Schedule.

2.1           Incorporation and Corporate Power.  Each of Seller and Parent is a corporation duly incorporated, validly existing and in good standing under the Laws (as defined in Section 2.4 hereof) of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

2.2           Title to Shares.  Seller has valid title to and is the sole record and beneficial owner of all of the Shares, free and clear of any Liens other than Permitted Liens, all of which Permitted Liens shall be removed or satisfied prior to Closing.  There are no agreements or restrictions which in any way limit or restrict the transfer to Buyer of any of the Shares, and there are no stockholder agreements, voting trusts or other agreements or understandings with respect to the voting of any of the Shares.

2.3           Execution, Delivery; Valid and Binding Agreement.  Each of Seller and Parent has all requisite power and authority to execute and deliver, and perform their respective obligations under, this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Seller and Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on Seller’s or Parent’s part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly and validly executed and delivered by Seller and Parent and constitutes the valid and binding obligation of Seller and Parent, enforceable against each of them in accordance with its terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

2.4           No Violations, etc.  The execution, delivery and performance of this Agreement by Seller and Parent do not and the consummation of the transactions contemplated hereby will not:  (a) contravene any provision of the Certificate of Incorporation or Bylaws of Seller or Parent; (b) assuming the consents referred to in subsection (e) of this Section 2.4 are obtained, violate or conflict in any material respect with any federal, state, local or foreign law, statute, ordinance, rule or regulation (collectively, a “Law”) or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award (collectively, an “Order”) which is either applicable to, binding upon or enforceable against Seller or Parent; (c) assuming the consents referred to in subsection (e) of this Section 2.4 are obtained, conflict with, result in any breach of any of the provisions of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any material agreement, including any indenture, hypothecation, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against Seller or Parent; (d) result in the creation of any Lien upon the Shares or the Related IP; or (e) require any authorization, consent, approval, exemption or other action by or notice to any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a “Governmental Entity”) or any other third party, other than (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other similar foreign merger, competition or anti-trust Laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities Laws and (iii) consents set forth in Section 2.4 of the Disclosure Schedule (which Seller and Parent undertake to use their respective commercially reasonable efforts to obtain prior to the Closing Date), except, in the case of subsections (b), (c) and (d) of this Section 2.4, such violations, conflicts, breaches, defaults, terminations, amendments, modifications, abandonments, accelerations, authorizations, consents, approvals, exemptions, other actions or notices that, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 3.1(a) hereof).

2.5           Parent Reorganization.  There are no restrictions resulting or arising from that certain joint plan of reorganization of Parent and certain of its subsidiaries, dated August 28, 2003 (as modified on October 3, 2003), confirmed by the United States Bankruptcy Court for the District of Delaware on October 7, 2003, that will prevent or materially delay Parent’s or Seller’s ability to consummate the Acquisition or that will, or is reasonably likely to, materially adversely affect the ability of the Companies and the Subsidiaries to conduct their business after the Closing Date as currently conducted.

Article III

Representations and Warranties Regarding the Companies

Except as set forth in the Disclosure Schedule, Seller and Parent hereby jointly and severally represent and warrant to Buyer as set forth in this Article III, and acknowledge that Buyer is relying upon the following representations and warranties in connection with the purchase of the Shares and the Related IP.  Each item disclosed in the Disclosure Schedule shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and such description provides a reasonable indication that the item applies to another schedule contained in the Disclosure Schedule.

3.1           Incorporation; Corporate Power and Authority.

(a)           Each of the Companies and the Subsidiaries is a corporation duly organized, validly existing, duly registered (if applicable) and in good standing under the laws of the jurisdiction of its organization (in such jurisdictions that recognize the concept of good standing or a similar concept) and has all requisite corporate power and authority to carry on its business as now being conducted.  Each of the Companies and the Subsidiaries has all authorizations, licenses, permits and certifications necessary to carry on its business as now being conducted and presently proposed to be conducted and to own, lease and operate its assets, other than any such failures that, individually or in the aggregate, would not have a Material Adverse Effect.  Each of the Companies and the Subsidiaries is duly qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined below).  Section 3.1 of the Disclosure Schedule sets forth a true and complete list, by corporation, of all jurisdictions in which the Companies and each of the Subsidiaries is qualified and in good standing, if applicable.  As used herein, the term “Material Adverse Effect“ means any change, effect, event or condition that (i) has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), results of operations or financial condition of the Companies and the Subsidiaries, taken as a whole, other than any such change, effect, event or condition that results or arises from (A) changes or conditions affecting the industry in which the Companies operate or market or produce their products and services generally, except to the extent such changes or conditions disproportionately affect the Companies and the Subsidiaries, taken as a whole or (B) changes in general economic, regulatory or political conditions or resulting from armed hostilities or terrorist actions, except to the extent such changes or conditions or results disproportionately affect the Companies and the Subsidiaries, taken as a whole or (C) the announcement of this Agreement and the transactions contemplated hereby or the consummation of the transactions contemplated hereby, or (ii) would prevent or materially delay the Companies’, Seller’s or Parent’s ability to consummate the Acquisition or the other transactions contemplated hereby.

(b)           None of the Companies or the Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or other applicable charter document (any such document hereinafter referred to as its “Charter Documents”) or Bylaws or other applicable governing document (any such documents hereinafter referred to as its “Governing Documents”).  The Companies have delivered to Buyer accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Companies and the Subsidiaries.

3.2           Subsidiaries.  The Companies are the record and beneficial owners of the outstanding shares of capital stock of each of the entities listed (and in the amount and ownership percentage shown) in Section 3.2 of the Disclosure Schedule (each, a “Subsidiary” and together, the “Subsidiaries”).  Neither the Companies nor any of the Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any capital stock or any equity or ownership interests in any corporation, partnership, association, joint venture or other entity, except for the Subsidiaries.  All of such shares so owned by the Companies are duly authorized, validly issued, fully paid and nonassessable and are owned by it free and clear of any Lien with respect thereto other than Permitted Liens, all of which Permitted Liens shall be removed or satisfied prior to Closing.

3.3           Capitalization.

(a)           The authorized capital stock of Krone International consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding and held of record by Seller.  The authorized capital stock of Krone Digital consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and held of record by Seller.  The authorized capital stock of Krone International and the authorized capital stock of Krone Digital are together referred to herein as “Company Capital Stock,” and the authorized capital stock of each of the Subsidiaries is collectively referred to herein as “Subsidiary Capital Stock.”  The Shares are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights or any other third party rights.  All issued and outstanding shares of Company Capital Stock, and all issued and outstanding shares of Subsidiary Capital Stock, have been offered, sold and delivered by the Companies and the Subsidiaries, as applicable, in compliance in all material respects with applicable securities and corporate Laws.  None of the Shares have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b)           There are no options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights), commitments or agreements of any character to which any of the Companies or the Subsidiaries is a party or by which it is bound obligating the Companies or the Subsidiaries to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of Company Capital Stock or Subsidiary Capital Stock or obligating the Companies or the Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There are no registration rights agreements, no voting trust, proxy or other agreement or understanding to which any of the Companies or the Subsidiaries is a party or by which it is bound with respect to any equity security of any class of the Companies or the Subsidiaries.  The share registers and the transfer of shares of the Companies and the Subsidiaries, copies of which have been made available to Buyer prior to the date hereof, are up-to-date, complete and correct in all material respects.

3.4           Execution, Delivery; Valid and Binding Agreement.  Each of the Companies has all requisite corporate power and authority to execute and deliver, and perform its obligation under, this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Companies and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the Companies’ part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly and validly executed and delivered by the Companies and constitutes the valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.5           No Violations, etc.  The execution, delivery and performance of this Agreement by the Companies do not and the consummation of the transactions contemplated hereby will not:  (a) contravene any provision of the Certificate of Incorporation or Bylaws of the Companies; (b) assuming the consents referred to in subsection (e) of this Section 3.5 are obtained, violate or conflict in any material respect with any federal, state, local or foreign Law or any Order which is either applicable to, binding upon or enforceable against either of the Companies or any of the Subsidiaries, or the business or any assets of either of the Companies or any of the Subsidiaries; (c) assuming the consents referred to in subsection (e) of this Section 3.5 are obtained, conflict with, result in any breach of any of the provisions of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any material agreement, including indenture, hypothecation, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against either of the Companies or any of the Subsidiaries; (d) result in the creation of any Lien (other than Permitted Liens) upon the Companies or any of the Subsidiaries or any of the assets of either of the Companies or any of the Subsidiaries; or (e) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or any other third party, other than (i) in connection with the applicable requirements of the HSR Act, and any other similar foreign merger, competition or anti-trust Laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities Laws and (iii) consents set forth in Section 3.5 of the Disclosure Schedule (which the Companies undertake to use their commercially reasonable efforts to obtain prior to the Closing Date), except, in the case of subsections (b), (c) and (d) of this Section 3.5, such violations, conflicts, breaches, defaults, terminations, amendments, modifications, abandonments, accelerations, authorizations, consents, approvals, exemptions, other actions or notices that, individually or in the aggregate, would not have a Material Adverse Effect.

3.6           Financial Statements.

(a)           Parent has delivered to Buyer true and complete copies of (i) the unaudited consolidated balance sheet, as of December 31, 2003, of the Companies and the Subsidiaries (the “Latest Balance Sheet”) and (ii) the unaudited consolidated statements of income and cash flows of the Companies and the Subsidiaries for the year ended December 31, 2003 (such unaudited statements and the Latest Balance Sheet being herein referred to as the “Latest Financial Statements”).

(b)           The Latest Financial Statements are based upon the information contained in the books and records of the Companies and the Subsidiaries and fairly present in all material respects the financial condition of the Companies and the Subsidiaries as of the dates thereof and results of operations for the periods referred to therein in accordance with U.S. GAAP.  The Latest Financial Statements have been prepared in accordance with U.S. GAAP applicable to unaudited interim financial statements (and thus may not contain all notes or prior period comparative data which are required to be prepared in accordance with U.S. GAAP), and reflect all adjustments required by U.S. GAAP (except for normally recurring year-end adjustments).

(c)           Section 3.6(c) of the Disclosure Schedule lists, and Seller has made available to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934) effected by the Companies or the Subsidiaries since January 1, 2003.

(d)           Seller is not aware of any significant deficiencies or material weaknesses existing in the design or operation of the internal controls over financial reporting of the Companies and the Subsidiaries that adversely affect the Companies’ or the Subsidiaries’ ability to record, process, summarize and report to management or the Board of Directors of Parent material financial information relating to the Companies and the Subsidiaries.  Since January 1, 2003, no fraud, whether or not material, that involves management or other employees of the Companies who have a significant role in the preparation of financial reports of the Companies and the Subsidiaries, as a whole, has been disclosed to Parent’s auditors, Board of Directors or executive management.

3.7           Absence of Undisclosed Liabilities.  None of the Companies or the Subsidiaries has any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), including any such liabilities under any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, in either case, arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (a) as reflected in the Latest Balance Sheet, (b) liabilities which have arisen after the date of the Latest Balance Sheet (the “Balance Sheet Date”) in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) or (c) as otherwise set forth in the Disclosure Schedule.

3.8           Absence of Certain Developments.  Since December 31, 2003, except as disclosed in the Latest Financial Statements or contemplated by this Agreement or the transactions contemplated hereby, there has been no change in the Companies and its Subsidiaries, taken as a whole, which change has had or would reasonably be expected to have a Material Adverse Effect, and none of the Companies or the Subsidiaries has:

(a)           borrowed any amount or incurred or become subject to any contractual liability in excess of $500,000 individually, or $1,000,000 in the aggregate, except (i) current liabilities incurred in the ordinary course of business, (ii) liabilities under contracts entered into in the ordinary course of business and (iii) short-term borrowings under existing credit facilities that will be repaid in full on or prior to the Closing;

(b)           hypothecated, mortgaged, pledged or subjected to any Lien, any of its assets with a fair market value in excess of $500,000 individually, or $1,000,000 in the aggregate, except (i) Liens for current property taxes not yet due and payable, (ii) Liens incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and similar Liens, (iii) Liens in respect of pledges or deposits under workers’ compensation Laws, (iv) statutory landlords’ Liens under leases to which the Companies or any Subsidiary is a party, (v) zoning restrictions, easements, rights of way, licenses and restrictions on the use of Real Property or minor irregularities in title thereto, which do not materially impair the use of such property in the normal operation of the business of the Acquired Companies or the value of such property for the purpose of such business, (vi) Liens that do not materially impair the use, operation, value or marketability of the asset or property to which it relates, (vii) statutory or common law Liens (such as rights of set-off) on deposit accounts of the Companies or any Subsidiary, or (viii) Liens arising out of or created by this Agreement or the transactions contemplated hereby; or (ix) Liens set forth under the caption referencing this Section 3.8 in the Disclosure Schedule (collectively, the “Permitted Liens“);

(c)           sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or stockholders) any tangible assets of its business except sales of inventory in the ordinary course of business, or canceled any debts or claims except in the ordinary course of business, in each case with a value in excess of $500,000 individually, or $1,000,000 in the aggregate, other than any sales, assignments or transfers to or between wholly owned subsidiaries of the Companies;

(d)           sold, assigned, transferred or granted (including, without limitation, transfers to any employees, affiliates or stockholders) any material licenses, patents, trademarks, trade names, domain names, copyrights, trade secrets or other intangible assets, other than licenses on a non-exclusive basis in conjunction with the sale of product in the ordinary course of business;

(e)           except in the ordinary course of business or required by applicable Law disclosed, to any Person other than Buyer and authorized representatives of Buyer, any material proprietary confidential information, other than pursuant to a confidentiality agreement limiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule under the caption referencing this Section 3.8 and is in full force and effect on the date hereof;

(f)            waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

(g)           issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(h)           to the knowledge of Parent or Seller, entered into any transaction with any “insider” (as defined in Section 3.19 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

(i)            suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

(j)            entered into or modified any material employment, severance or similar agreements or arrangements with, or granted any bonuses, salary or benefits increases, severance or termination pay to, any employee other than in the ordinary course of business and consistent with past practice, or to any officer or consultant;

(k)           adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, officer, director or affiliate;

(l)            made any capital expenditure or commitment therefor in excess of the aggregate capital expenditures set forth in the Company’s 2004 capital expenditure plan for the period in question in the form attached to Section 3.8 of the Disclosure Schedule;

(m)          except in the ordinary course of business, made any loans or advances to, or guarantees for the benefit of, any Persons;

(n)           acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division or material assets thereof; or

(o)           except as required by U.S. GAAP, made any change in accounting principles or practices from those utilized in the preparation of the Latest Financial Statements.

3.9           Title to Properties.

(a)           The real properties owned by the Companies or the Subsidiaries or demised by the leases described under the caption referencing this Section 3.9 in the Disclosure Schedule constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Companies remain liable), used or occupied by the Companies or the Subsidiaries.

(b)           One of the Companies or one of the Subsidiaries owns good and valid title to each parcel of real property identified under the caption referencing this Section 3.9 in the Disclosure Schedule as being owned by the Companies or the Subsidiaries (the “Owned Real Property“), free and clear of all Liens, except for Permitted Liens.

(c)           The leases of real property (the “Leases”) listed under the caption referencing this Section 3.9 in the Disclosure Schedule as being leased by the Companies or the Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) are in full force and effect and the Companies and each Subsidiary, as applicable, holds a valid and existing leasehold interest under each of the respective Leases for the term set forth under such caption referencing Section 3.9 in the Disclosure Schedule.  The Companies have made available to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer.  None of the Companies or the Subsidiaries is in default in any material respect, and, to the knowledge of the Companies, no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the knowledge of the Companies, is any other party to any of the Leases in default in any material respect thereunder.

(d)           One of the Companies or one of the Subsidiaries owns good and valid title to each of the material tangible properties and material tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all Liens, except for (i) Permitted Liens, (ii) Liens for current Taxes not yet due and payable, (iii) the Real Property subject to the Leases, (iv) personal property used by the Companies and subject to lease, all of which leases are identified in the Disclosure Schedule under the caption referencing this Section 3.9, and (v) assets disposed of since the Balance Sheet Date in the ordinary course of business.

(e)           All of the material buildings, machinery, equipment and other tangible assets that are necessary for the conduct of the Companies’ and the Subsidiaries’ business are in satisfactory condition and repair, ordinary wear and tear excepted with respect to all of such assets.  The Companies and the Subsidiaries own, or lease under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of their business as currently conducted.

3.10         Accounts Receivable.  The accounts receivable reflected on the Latest Balance Sheet are valid receivables, have arisen from bona fide transactions in the ordinary course of business and, to the Companies’ knowledge are not subject to any material valid counterclaims or setoffs.

3.11         Inventory.  The Companies’ and each Subsidiary’s inventory of raw materials, work in process and finished products relating to its business consists of items in all material respects of a quality and quantity usable and, with respect to finished products only, salable in the ordinary course of its business, in each case net of reserves for excess or obsolete inventory set forth in the Latest Financial Statements.

3.12         Tax Matters.  Except (i) as provided in Section 3.12 of the Disclosure Schedule and (ii) solely to the extent of the knowledge of Parent, Seller or the Companies with respect to representations and warranties of Parent and Seller regarding any Subsidiaries which are not U.S. Persons as defined in Section 7701(a)(30) of the Code:

(a)           Each of the Companies and each Subsidiary has: (i) timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements required to be filed or sent by it in respect of any Taxes (“Returns”), and all such Returns are true, correct, and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all material Taxes due and payable, whether or not shown on such Returns; (iii) established on its Latest Balance Sheet, in accordance with U.S. GAAP, reserves that are adequate as of the date hereof for the payment of any Taxes not yet due and payable, whether or not shown on any Return; (iv) complied in all materials respects with all applicable Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the “Code”), or similar provisions under any foreign Laws); and (v) timely and properly withheld from individual employee wages and paid over to the proper Governmental Entity all material amounts required to be so withheld and paid over under all applicable Laws.

(b)           There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Return of any of the Companies or Subsidiaries which, if determined adversely, would be expected to result in a material Tax deficiency, nor is any such audit or other proceeding pending, nor has there been any notice in writing to the Companies or Subsidiaries by any taxing authority regarding any such audit or other proceeding.  No waiver, extension or comparable consent given by the Companies or the Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending.

(c)           None of the Companies or Subsidiaries is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Companies to be non-deductible (in whole or in part) under Section 280G of the Code.

(d)           None of the Companies or Subsidiaries has requested any extension of time within which to file any Return; however, if an extension has been requested for any Return, such Return has been or will be filed by the extended due date.

(e)           None of the Companies or Subsidiaries is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Companies and the United States Internal Revenue Service (the “IRS”) has not proposed in writing any such adjustment or change in accounting method.

(f)            To the knowledge of Parent or Seller, no claim has ever been made in writing by an authority in a jurisdiction where any of the Companies or the Subsidiaries do not file Tax Returns that it is or may be subject to a material Tax by that jurisdiction.

(g)           None of the Companies or the Subsidiaries have been part of a consolidated group for Tax purposes with any Person other than a group the common parent of which was Parent, any of the Companies or any of the Subsidiaries.

(h)           None of the Companies or the Subsidiaries is a party to any Tax allocation, indemnification or sharing agreement other than any such agreement the parties to which are solely the Companies or the Subsidiaries.

(i)            None of the Companies or any Subsidiary has participated in any reportable or listed transaction as defined under Code Section 6011.  If any of the Companies or any of the Subsidiaries has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(j)            Except as otherwise provided in Section 10.3, all Taxes of the Companies and the Subsidiaries which will be due and payable, whether now or hereafter, for any period ending on or prior to the Closing Date, shall have been paid by or on behalf of the Companies or shall be reflected on the Companies’ books as an accrued Tax liability, either current or deferred, the amount of which as of the date of the Latest Financial Statements is set forth in Section 3.12(j) of the Disclosure Schedule.

(k)           None of the Companies or the Subsidiaries constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

(l)            For purposes of this Agreement, the term “Tax” or “Taxes” means all taxes, charges, fees, levies, or other assessments or impositions of any kind payable to any Governmental Entity, including, without limitation, all net income, profits, gross income, gross receipts, minimum, alternative minimum, sales, use, service, occupation, ad valorem, net worth, value added, transfer, franchise, license, payroll, employment, social security, Medicare, unemployment, withholding, disability, workers’ compensation, excise, estimated, severance, stamp, occupation, property, premium or other taxes or customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Companies or any Subsidiary.

3.13         Contracts and Commitments.

(a)           Section 3.13 of the Disclosure Schedule, under the caption referencing the subsections of this Section 3.13, lists the following contracts, commitments and/or binding understandings, whether oral or written, to which any of the Companies or any Subsidiary is a party and which are in effect as of the date hereof (the “Contracts“):

(i)            all executive officer or other material employment, agency or consulting agreements, all contracts or commitments providing for severance, termination or similar payments, including on a change of control of the Companies, and all union, collective bargaining or similar agreements with labor representatives;

(ii)           all material distributor, reseller, OEM, dealer, manufacturer’s representative, sales agency or advertising agency, finder’s and manufacturing or assembly contracts;

(iii)          all material contracts terminable by any other party thereto upon a change of control of the Companies or any Subsidiary or upon the failure of the Companies or any Subsidiary to satisfy financial or performance criteria specified in such contract as provided therein;

(iv)          all agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any of the assets of the Companies or any Subsidiary;

(v)           other than purchase orders and similar items in the ordinary course of business, all material contracts or group of related contracts with the customers or suppliers referenced in Section 3.20 hereof;

(vi)          all material contracts containing exclusivity or noncompetition provisions or which would otherwise prohibit the Companies or any Subsidiary from freely engaging in business anywhere in the world;

(vii)         all license agreements, transfer or joint-use agreements or other agreements providing for the payment or receipt of royalties or other compensation by the Companies or any Subsidiary in excess of $100,000 annually or $200,000 in the aggregate for any such agreement in connection with the Company Intellectual Property (as defined in Section 3.14(a) hereof);

(viii)        any and all other material agreements of the Companies not entered into in the ordinary course of business or that are material to the business, financial condition or results of operation of the Companies;

(ix)           any and all other contracts or commitments for capital expenditures in excess of $1,000,000;

(x)            all material agreements providing for the development of any products, software or Intellectual Property by or for any third party; and

(xi)           all agreements for the sale of any capital assets in excess of $1,000,000.

(b)           Each of the Companies or the applicable Subsidiary has performed in all material respects all obligations required to be performed by it in connection with the Contracts and is not in receipt of any written claim of material default under any such Contract.  The Companies have no knowledge of any breach or anticipated breach by any other party to any Contract.  The Companies have no knowledge that any existing Contracts with the Companies’ or any Subsidiary’s customers cannot be fully performed by each of the Companies or the applicable Subsidiary in accordance with its terms.

(c)           Prior to the date of this Agreement, the Companies have made available to Buyer a true and complete copy of each written Contract, together with all amendments, waivers or other changes thereto.

3.14         Intellectual Property Rights.

(a)           The Companies, together with the Subsidiaries, own, or are validly licensed or otherwise possess legally enforceable rights to use, all patents, patent rights, trademarks, trademark rights, industrial designs, industrial design rights, trade names, trade name rights, service marks, domain names, copyrights, and any applications for any of the foregoing, maskworks, schematics, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), database, and tangible or intangible proprietary or confidential information (“Intellectual Property”) that are used in the business of the Companies and the Subsidiaries as currently conducted by the Companies and the Subsidiaries (collectively, “Company Intellectual Property”).

(b)           Section 3.14(b) of the Disclosure Schedule lists (i) all patents and patent applications and all registered trademarks and trademark applications, all registered industrial designs and industrial design applications, registered trade names and registered service marks, domain names and all registered copyrights owned by the Companies and the Subsidiaries, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the Companies or any Subsidiary is a party and pursuant to which any third party is authorized to use any Company Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Companies or any Subsidiary is a party and pursuant to which the Companies or any Subsidiary is authorized to use any third-party patents, trademarks or copyrights, including software, other than off-the-shelf, shrink wrapped software and other currently available commercial software, (“Third Party Intellectual Property Rights“) which are incorporated in, are, or form a part of any product of the Companies or any Subsidiary.  One of the Companies or a Subsidiary is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Liens other than Permitted Liens), the Company Intellectual Property, and has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which Company Intellectual Property is being used by the Companies or such Subsidiary.

(c)           To the knowledge of the Companies, there is no material unauthorized use, infringement or misappropriation of any Company Intellectual Property, any trade secret material of the Companies or any Subsidiary or any Third Party Intellectual Property to the extent licensed by or through the Companies or any Subsidiary, by any third party, including any current or former employee, contractor or independent consultant.

(d)           (i) None of the Companies or the Subsidiaries has been sued in any suit, action or proceeding during the past four (4) years which involves a claim of infringement of any patents, trademarks, industrial designs, service marks, domain names, copyrights or violation of any trade secret or other proprietary right of any third party, (ii) to the knowledge of the Companies, neither the conduct of the business of the Companies and the Subsidiaries as currently conducted nor the use of the Company Intellectual Property by the Companies or any Subsidiary or the sale of products by the Companies or any Subsidiary, infringes or otherwise violates any valid or enforceable license, trademark, trademark right, trade name, trade name right, industrial design, industrial design right, patent, patent right, invention, service mark, domain name or copyright of any third party, (iii) no third party is challenging the ownership or license by the Companies or any Subsidiary, or the validity or effectiveness thereof, of any of the Company Intellectual Property, (iv) none of the Companies or the Subsidiaries has brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party during the past four (4) years, and (v) there are no pending or, to the knowledge of the Companies, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Companies or any Subsidiary, except such as may have been commenced by the Companies or any Subsidiary.

(e)           The Companies and each Subsidiary have taken reasonable steps to protect and preserve the confidentiality of all confidential Company Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”).

3.15         Litigation.  There is no action, arbitration, mediation, suit, proceeding, order or investigation pending or, to the knowledge of the Companies, threatened against the Companies or any Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that (a) would reasonably be expected to result in damages payable by the Companies or any of the Subsidiaries in excess of $500,000 in respect of any individual action, arbitration, mediation, suit, proceeding, order or investigation, or (b) challenge the validity of the transactions contemplated by this Agreement.

3.16         Employees.

(a)           All employees necessary for the conduct of the business of the Companies and the Subsidiaries are employed directly by the Companies or the Subsidiaries, and not by Parent or another subsidiary or Affiliate of Parent.  Each of the Companies and each Subsidiary has complied in all material respects at all times with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining.  None of the Companies or the Subsidiaries has any material labor relations problem pending, or to the knowledge of the Companies, threatened.  The Companies or the Subsidiaries own all Intellectual Property material to the operation of the business of the Companies and the Subsidiaries developed by their respective current and former employees, contractors and independent consultants during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with the Companies or the Subsidiaries.  To the knowledge of the Companies, no employee or former employee of the Companies or any Subsidiary has any claim with respect to such Company Intellectual Property.

(b)           The employment of any terminated former employee of the Companies or any Subsidiary has been terminated in accordance with any applicable contractual terms and applicable Law.  The consummation of the Acquisition or the other transactions contemplated hereby will not cause the Companies or any Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person.

(c)           None of the Companies or the Subsidiaries has made any loans (except advances against accrued salaries or for business travel, lodging or other expenses in the normal course of business) to any employee of the Companies or any Subsidiary.

(d)           (i) There are no strikes, slowdowns, work stoppages or other labor controversies pending or, to the knowledge of the Companies, threatened in writing against or otherwise affecting the employees or facilities of the Companies or any Subsidiary; (ii) none of the Companies or the Subsidiaries has experienced any labor strike, slowdown, work stoppage exceeding 24 hours or other material labor controversy involving its employees within the past two years; (iii) no labor representatives hold bargaining rights with respect to any employees of the Companies or any Subsidiary, and there are no current or, to the knowledge of the Companies, threatened attempts to organize or establish any trade union or employee association with respect to the Companies or any Subsidiary; (iv) to the knowledge of the Companies, neither the Companies nor any Subsidiary is delinquent in payments to any of its employees for any wages, salaries or commissions due and payable to such employees for services performed; and (v) there have been no lay-offs of employees or senior employees or work reduction programs undertaken by or on behalf of the Companies or the Subsidiaries in the past two years, and no such programs have been adopted by any of the Companies’ or Subsidiaries’ boards of directors or publicly announced.

3.17         Employee Benefit Plans.

(a)           “ERISA“ means the Employee Retirement Income Security Act of 1974, as amended, and “Plan“ means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Companies or the Subsidiaries for the benefit of present or former employees in respect of which the Companies or any Subsidiary has any material liability.  “Plan” includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness, accident, or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, change in control benefits or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).  The Disclosure Schedule, under the caption referencing this Section 3.17, sets forth all Plans by name and brief description identifying: (i) the type of Plan, including a specific reference to any Plan which provides benefits (or increased benefits or vesting) as a result of a change in control of the Companies, and (ii) the categories of participating employees in the Plan.

(b)           To the extent required (either as a matter of Law or to obtain the intended Tax treatment and Tax benefits), all Plans comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, since January 1, 2000, (i) all required contributions which are currently due have been made or otherwise accrued for to the extent required by U.S. GAAP and any future contributions have been accrued for on the books and records of the Companies to the extent required by U.S. GAAP; (ii) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, the Companies have not incurred any accumulated funding deficiency as that term is defined in Section 412 of the Code; (iii) all Plans have been administered in accordance with the documents and instruments governing the Plans; (vi) the Companies have made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code; (vii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (viii) there have been no nonexempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code), except, in the case of clauses (iii) through (viii), to the extent any such failure, violation, lack of compliance, actions, suits, claims or transactions, individually or in the aggregate, would not have a Material Adverse Effect.  All benefits under the Plans (other than Code Section 125 cafeteria plans) are payable either through a fully-funded trust or an insurance contract and no welfare benefit Plan (as defined in Section 3(1) of ERISA) is self-funded.

(c)           Buyer has had made available to it true and complete copies of (i) all Plan documents, including related trust agreements or funding arrangements; (ii) the most recent determination letter, if any, received by the Companies or any Subsidiary from the IRS regarding the Plans and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) the most recent financial statements for the Plans, if any; (iv) the most recently prepared actuarial valuation reports, if any; (v) current summary plan descriptions; (vi) annual returns/reports on Form 5500 and summary annual reports for each of the most recent three plan years, and (vii) any filings with the IRS or the DOL within the last five years preceding the date of this Agreement.

(d)           None of the Companies or the Subsidiaries maintains or contributes to (nor has ever contributed to) any multiemployer plan, as defined in Section 3(37) of ERISA. None of the Companies or the Subsidiaries has any actual or potential material liabilities under Title IV of ERISA, including under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan.

(e)           None of the Companies or the Subsidiaries has any actual or, to the Companies’ knowledge, potential material liability not reflected in the Latest Financial Statements for death or medical benefits after separation from employment, other than (i) death benefits or severance benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth in Section 3.17 of the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code or other applicable Law.

(f)            To the knowledge of the Companies, none of the Companies or the Subsidiaries nor any of their directors, officers, employees or other “fiduciaries”, as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Companies, the Subsidiaries, Buyer or any of their respective directors, officers or employees to any material liability under ERISA or any other applicable Law.

(g)           There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) written complaints to or by any Governmental Entity, pending or to the knowledge of the Companies, threatened against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Companies or their officers or employees with respect to any Plan, other than any proceedings, investigations, audits or complaints that, individually or in the aggregate, would not have a Material Adverse Effect.

(h)           There are no leased employees, as defined in Section 414(n) of the Code, providing services to the Companies or the Subsidiaries, that must be taken into account with respect to the requirements under Section 414(n)(3) of the Code.  No Person who currently performs or previously performed services for the Companies or the Subsidiaries and who has not been treated as a common law employee by the Companies or the Subsidiaries, is eligible for or otherwise entitled to any benefit under any Plan or other arrangement.

(i)            “Foreign Plan“ means every plan, fund, contract program and arrangement (whether written or not) which is maintained or contributed to by the Companies or the Subsidiary for the benefit of present or former employees working outside of the United States or with respect to which the Companies or the Subsidiaries otherwise has current or, to the Companies’ knowledge, potential liability for such current or former employees other than plans mandated by applicable Law.  Foreign Plan may include plans that also benefit United States employees and include any arrangement intended to provide:  (i) medical, surgical, health care, hospitalization, dental, vision, workers compensation, life insurance, death, disability, legal services, severance, sickness, or accident benefits; (ii) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits; (iii) bonus, incentive compensation, stock option, stock appreciation rights, phantom stock or stock purchase benefits, change in control benefits; or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits.  Section 3.17 of the Disclosure Schedule sets forth all Foreign Plans by name and provides a brief description for each plan.  Either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, the Foreign Plans have at all times complied with and been duly administered in accordance in all material respects with all applicable Laws and regulations and requirements having force of Law and in accordance with their terms.  There are not in respect of any Foreign Plan or the benefits thereunder any actions, suits or claims pending or, to the knowledge of the Companies, threatened other than routine claims for benefits. None of the Companies or the Subsidiaries has received any notice or directive that it has not complied with all material provisions of the Foreign Plans applicable to it.

(j)            There is no retirement plan or any other legally enforceable commitments other than those certain agreements between Krone GmbH and its predecessor Krone AG and its Works Council contained in the document numbers BV 20102/94 dated January 10, 1989 and BV 2052/94 and BV 20102A/94 dated December 22, 1994 relating to a pension scheme covering employees of the Companies or the Subsidiaries in Germany (collectively, the “German Pension Plans“), or as described in Section 3.17 of the Disclosure Schedule.  All liabilities to participants in the German Pension Plans have been adequately accounted for under the Actuarial Report as of the effective date specified therein.  There has been no failure to provide for cost of living increases under applicable Law or as required by contract or other commitment made to German Pension Plan participants, the German Pension Plans were properly frozen as to new participants effective January 1, 1995, and there have been no written or, to the knowledge of the Companies, oral promises of increased pension benefits to either active or retired employees other than increases reflected in the Report.

(k)           Except as set forth in Section 3.17 of the Disclosure Schedule, (i) there are no Plans which cover current or former employees of business entities other than the Companies or Subsidiaries, and (ii) there are no current or former employees of the Companies or Subsidiaries who participate in employee benefit plans which are sponsored or maintained by business entities other than the Companies or Subsidiaries (plans identified per this clause (ii) referred to as “non-Business Plans“).

(l)            Section 3.17 of the Disclosure Schedule identifies all works councils, economic committees, union representation and similar arrangements relating to benefits or terms and conditions of employment for employees of the Companies and the Subsidiaries.  Such schedule also identifies for each such arrangement the types and locations of workers represented.

(m)          The current agreement with the Works Council is that no more than nine employees are eligible for the Company’s partial retirement plan under Works Agreement BV 20906/98 dated September 2, 1999.

(n)           A true and complete copy of the Actuarial Report has been delivered to Buyer.

3.18         Insurance.  Each of the Companies and the Subsidiaries has at all times maintained commercially reasonable insurance relating to its business and covering property, fire, casualty, liability, life, workers’ compensation.  Such insurance:  (a) is in full force and effect; (b) is sufficient for compliance, in all material respects, with all requirements of applicable Law and of any contract or agreement to which the Companies or such Subsidiary is subject; and (c) provides commercially reasonable insurance coverage for the activities of the Companies or such Subsidiary.

3.19         Affiliate Transactions.  Except as disclosed in Section 3.19 of the Disclosure Schedule and other than pursuant to this Agreement, to the knowledge of the Companies, no officer, director or employee of the Companies or any Subsidiary or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively “insiders“), has any agreement with the Companies or any Subsidiary (other than normal employment, severance and similar arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Companies or any Subsidiary (other than ownership of capital stock of the Companies).  To the knowledge of the Companies, none of the insiders has any material direct or indirect interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) in any competitor, vendor, supplier or customer of the Companies or any Subsidiary or in any Person from whom or to whom the Companies or any Subsidiary leases any property, or in any other Person with whom the Companies or any Subsidiary transacts any material business.  For purposes of this Section 3.19, the members of the immediate family of an officer, director or employee shall consist of the spouse and dependent children of such officer, director or employee.

3.20         Customers and Suppliers.  The Disclosure Schedule, under the caption referencing this Section 3.20, lists the 10 largest customers and the 10 largest suppliers of the Companies and the Subsidiaries for the fiscal year ended December 31, 2003.  Since December 31, 2003 and through the date hereof, no customer or supplier listed on the Disclosure Schedule under the caption referencing this Section 3.20 has indicated in writing to the Companies that it will substantially decrease the volume of business done with the Companies and the Subsidiaries, taken as a whole, except for such decreases in the ordinary course of the Companies’ or the Subsidiaries’ business.

3.21         Compliance with Laws; Permits.

(a)           Other than with respect to Taxes, Plans and Environmental Laws, which are addressed solely in Sections 3.12, 3.17 and 3.22, respectively, the Companies and each Subsidiary have complied in all material respects with, and are not in any material violation of, any applicable Laws, including, but not limited to, federal, state, local and foreign Laws relating to the business operations and assets of the Companies or the Subsidiaries, and, to the knowledge of the Companies, no claims have been filed against the Companies or any Subsidiary alleging a violation of any such Laws in last four years.  To the knowledge of the Companies, none of the Companies or the Subsidiaries is relying on any exemption from or deferral of any such applicable Law that would not be available to it after the Closing.

(b)           The Companies and each Subsidiary have, in full force and effect, all material licenses, approvals, permits and certificates, from federal, state and foreign authorities and all material licenses, approvals, permits and certificates from local authorities, in each case, necessary to conduct their respective business and own and operate their respective assets in all material respects (collectively, the “Permits“).  A true and complete list of all material Permits is set forth under the caption referencing this Section 3.21 in the Disclosure Schedule.  The Companies and each Subsidiary have conducted its business in compliance in all material respects with the terms and conditions of the Permits.

(c)           To the knowledge of the Companies, none of the Companies, the Subsidiaries any Person authorized to represent the Companies or any Subsidiary has offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer or supplier, governmental employee, political party, political party official or candidate, official of a public international organization or any other Person in a position to assist or hinder the Companies or the Subsidiaries in connection with any actual or proposed transaction, other than payments required or permitted by the Laws of the applicable jurisdiction.

(d)           The Companies and the Subsidiaries have conducted their export transactions in accordance with applicable provisions of export control Laws, including, without limitation, any Laws relating to the export of technology.

(e)           Except in connection with any obligation of Parent or as filed and publicly available prior to the date hereof, none of the Companies or the Subsidiaries has and has not had in the past any legal obligation to file any form, report, schedule, statement, proxy statement or other document or information with the U.S. Securities and Exchange Commission (the “SEC”), and has not filed with the SEC any such form, report, schedule, statement, proxy statement or other document or information.

3.22         Environmental Matters.

(a)           Except for matters that have been resolved without material ongoing liability (i) each of the Companies and the Subsidiaries has been in compliance and is presently complying in all material respects with all applicable Environmental Laws (defined below) and (ii) none of the Companies or the Subsidiaries has received any written notice of any violation of or delinquency with respect to any applicable Environmental Laws.  To the knowledge of the Companies and Subsidiaries, there are no circumstances or conditions existing at the Real Property that would prevent or materially increase the cost of such compliance in the future.

(b)           Each of the Companies and the Subsidiaries has obtained all material permits, licenses and authorizations (collectively “Environmental Permits”) which are required under all applicable Environmental Laws and are in compliance in all material respects with such Environmental Permits.

(c)           There is no Environmental Claim (defined below) pending, or to the knowledge of the Companies and Subsidiaries, threatened against any of them or relating to the Real Property or any business conducted thereon which, if adversely determined, would have a Material Adverse Effect.  To the knowledge of the Companies and Subsidiaries, there are no past or present actions, activities, conditions, or events, including without limitation the release, transportation, treatment, storage, recycling or reclamation of any Hazardous Material (as defined below) at any of the Real Property or former real property utilized in the Companies’ or any of the Subsidiaries’ businesses that could reasonably be expected to result in any material Environmental Claim against the Companies or any of the Subsidiaries.

(d)           Except as set forth in Section 3.22(d) of the Disclosure Schedule, (i) the Companies and the Subsidiaries have not, and to the knowledge of the Companies and the Subsidiaries, no other Person has, caused a Release (as defined below) of any Hazardous Material on, in, at, under, from or otherwise affecting the Real Property (including but not limited to the air, soil, surface water, groundwater or natural resources) that would result in a material liability to the Companies and/or the Subsidiaries under applicable Environmental Laws, and (ii) none of the Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Materials in quantities which require investigation or remediation under applicable Environmental Laws, the cost of which investigation or remediation would have a Material Adverse Effect.

(e)           Any underground or above ground storage tanks on the Real Property are in compliance in all material respects with all applicable Environmental Laws, including underground tank requirements, and there has been no Release from any such tank in material violation of applicable Environmental Laws.

(f)            Seller shall have made available to Buyer prior to the Closing true, correct and complete copies of all surveys, reports, assessments, audits, evaluations, sampling results, or other documents (including any notices, filings, or other communications with governmental authorities) in each case that are material, relating to compliance with or violation or suspected violation of Environmental Laws, or to the handling, storage, transportation or Release of any Hazardous Material, prepared by, for or at the request of Seller, the Companies, or any Subsidiary, or in the possession of any of them and relating to the Real Property.

(g)           The following terms, as used in this Agreement, shall have the meanings set forth below:

(i)            “Environmental Claim” means any claim, demand, complaint, action, suit, proceeding, investigation or written notice by any person alleging potential liability arising out of, based on, or relating to Environmental Laws or the presence of any Hazardous Material at any location.

(ii)           “Environmental Laws” means all federal, state, local and other foreign Laws (including, without limitation, common law), statutes, ordinances, judgments, decrees, agreements with any governmental authority, licenses, permits, rules, regulations, and other binding obligations relating to pollution, the protection of human health or the environment or occupational or worker health and safety including, without limitation, Laws, statutes, ordinances, judgments, decrees, agreements with any governmental authority, licenses, permits, rules, regulations and other binding obligations relating to the Release of any Hazardous Material at any location or otherwise relating to the use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

(iii)          “Hazardous Material” means any material, substance or compound regulated under Environmental Laws, whether constituting a useful product or otherwise, including without limitation any pollutant, contaminant, waste, hazardous waste, hazardous substance, toxic substance, contaminant, hazardous material, extremely hazardous material, asbestos, polychlorinated biphenyl, petroleum, or any refined product, fraction, byproduct or constituent thereof.

(iv)          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, migrating or presence of any Hazardous Material in the environment.

3.23         Brokerage.  Other than Credit Suisse First Boston, LLC (the fees of which will be paid by Parent), no third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Companies.

3.24         No Other Representations.  Except for the representations and warranties contained in Article II or this Article III, neither Parent, Seller or the Companies makes any representation or warranty, express or implied, in respect of this Agreement or the subject matter hereof.

Article IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as set forth in this Article IV.

4.1           Incorporation and Corporate Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.  As used herein, the term “Buyer Material Adverse Effect” means any change, effect, event or condition that (i) has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), results of operations or financial condition of Buyer and its subsidiaries, taken as a whole, other than any such change, effect, event or condition that results or arises from (A) changes or conditions affecting the industry in which Buyer operates or markets or produces its products and services generally, except to the extent such changes or conditions disproportionately affect Buyer and its subsidiaries, taken as a whole or (B) changes in general economic, regulatory or political conditions or resulting from armed hostilities or terrorist actions, except to the extent such changes or conditions or results disproportionately affect Buyer and its subsidiaries, taken as a whole or (C) the announcement of this Agreement and the transactions contemplated hereby or the consummation of the transactions contemplated hereby, or (ii) would prevent or materially delay Buyer’s ability to consummate the Acquisition or the other transactions contemplated hereby.

4.2           Execution, Delivery; Valid and Binding Agreement.  Buyer has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the other documents contemplated hereby, when executed and delivered by Buyer, will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, in each case except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3           No Violations, etc.  The execution, delivery and performance of this Agreement by Buyer does not and the consummation of the transactions contemplated hereby will not:  (a) contravene any provision of the Articles of Incorporation or Bylaws of Buyer; (b) violate or conflict in any material respect with any federal, state, local or foreign Law or any Order which is either applicable to, binding upon or enforceable against Buyer, or the business or any assets of Buyer; (c) conflict with, result in any breach of any of the provisions of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any material agreement, including indenture, hypothecation, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against Buyer; or (d) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or any other third party, other than (i) in connection with the applicable requirements of the HSR Act, and any other similar foreign merger, competition or anti-trust Laws and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities Laws, except, in the case of subsections (b) and (c) of this Section 4.3, such violations, conflicts, breaches, defaults, terminations, amendments, modifications, abandonments, accelerations, authorizations, consents, approvals, exemptions, other actions or notices that, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

4.4           Litigation.  There are no actions, arbitrations, mediations, suits, proceedings, orders or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that challenge the validity of the transactions contemplated by this Agreement.

4.5           Buyer Financing.  Buyer has, or prior to Closing will have, sufficient funds to enable it to pay the consideration required to be paid by Buyer pursuant to Article I and to perform its obligations hereunder.

Article V

Conduct Prior to the Closing

5.1           Conduct of the Business.  The Companies shall, and shall cause each Subsidiary to, observe each term set forth in this Section 5.1 and agree that, except as set forth in Section 5.1 of the Disclosure Schedule or contemplated by this Agreement, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

(a)           The business of the Companies and each Subsidiary shall be conducted only in, and none of the Companies or the Subsidiaries shall take any action except in, the ordinary course of the Companies’ and each Subsidiary’s business and in accordance in all material respects with all applicable Laws;

(b)           Other than any cash distributions or cash dividends to Parent or one of its Affiliates, none of the Companies or the Subsidiaries shall, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of its capital stock; (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Charter Documents or Governing Documents; (iv) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in stock or other property (other than cash) or otherwise with respect to its capital stock; (v) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities of such entity; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) other than in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities, other than short-term borrowings under existing credit facilities that will be repaid in full on or prior to the Closing; (viii) other than in the ordinary course of business, permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; (x) other than in the ordinary course of business, amend or modify any Contract listed on Section 3.13 of the Disclosure Schedule, or enter into any contract or agreement that otherwise would be listed on Section 3.13 of the Disclosure Schedule if such contract or agreement had been in effect on the date of this

Agreement (and notwithstanding anything to the contrary, shall not enter into any exclusive distribution or sales agency agreement, whether or not in the ordinary course of business); or (xi) other than in the ordinary course of business, enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b);

(c)           None of the Companies or the Subsidiaries shall, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or consultants, or (ii) other than in the ordinary course of business, in the case of employees who are not officers, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(d)           None of the Companies or the Subsidiaries shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

(e)           Other than in the ordinary course of business, none of the Companies or the Subsidiaries shall cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.  Without limiting the foregoing, the Company or one or more of the Subsidiaries will use commercially reasonable efforts to cause to be renewed, before its April 1, 2004 expiration date, the Environmental Liability Policy for locations in Germany (Policy No. JL05820305, issued by XL Insurance Company);

(f)            The Companies and each Subsidiary shall use its commercially reasonable efforts to (i) preserve intact the Companies’ and each Subsidiary’s business organization and goodwill, keep available the services of the Companies’ and each Subsidiary’s officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Companies and each Subsidiary; and (ii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing;

(g)           None of the Companies or the Subsidiaries shall (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) change any of their methods of reporting income or deductions for federal, state, local or foreign income Tax purposes from those employed in the preparation of the federal, state, local or foreign income Tax Returns for the taxable year ended December 31, 2002;

(h)           The Companies and the Subsidiaries shall not change any of their methods of accounting in effect at December 31, 2003, other than those required by U.S. GAAP; and

(i)            The Companies and the Subsidiaries shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.8 hereof.

5.2           Access to Books and Records.  Between the date hereof and the Closing Date, to the extent permitted by applicable Law, the Companies and the Subsidiaries shall afford to Buyer and its authorized representatives (“Buyer’s Representatives“) reasonable access upon reasonable notice to the facilities, senior officers and other members of management, business and financial records, contracts, business plans, budget and projections regarding the Companies and the Subsidiaries as Buyer may reasonably request; provided, that no such access shall unreasonably interfere with the Companies or Subsidiaries’ normal operations; and provided, that all such access under this Section 5.2 and under Section 5.3, as well as all integration planning under Section 5.4, shall be coordinated through the senior officers of the Companies after consultation with Seller, which consultation shall occur as promptly as reasonably practicable so as not to unreasonably delay any such access; and provided, however, that neither the Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Returns of the Parent, Seller or any of their affiliates, or any of their respective predecessors other than information relating solely to any of the Companies or the Subsidiaries.

5.3           Access to Customers and Suppliers.  Subject to Section 5.2, between the date hereof and the Closing Date, the parties agree to use commercially reasonable efforts and to act in good faith to develop a limited list of customers and suppliers of the Companies and the Subsidiaries that Buyer may contact with respect to the Acquisition (provided that any such contact shall be initiated by, and at all times conducted in the presence of, representatives of the Companies or Parent), as well as a communication plan with respect to such customers and suppliers that is acceptable to Parent, which acceptance will not be unreasonably withheld.

5.4           Integration Planning.  Subject to Section 5.2, to the extent permitted by applicable Law, the parties agree to cooperate in good faith to enable Buyer to work with senior management and other subject matter experts of the Companies for purposes of integration planning, provided that such integration planning shall be coordinated through senior management of the Companies in all cases and not unreasonably interfere with the Companies’ or Subsidiaries’ normal business operations.

Article VI

Additional Agreements

6.1           Regulatory Filings.  As promptly as practicable after the execution of this Agreement, Buyer, Seller, Parent and the Companies shall make or cause to be made all filings and submissions under any Laws, including the HSR Act, the Securities Act or any comparable laws regulating competition or securities applicable to such party for the consummation of the transactions contemplated herein.  Parent (on behalf of itself, Seller and the Companies) will coordinate and cooperate with Buyer (or its affiliates) and Buyer will coordinate and cooperate with Parent in exchanging such information necessary to make such filings.  Any cooperation provided by any party to the other parties towards making the necessary filings and obtaining the necessary approvals shall not derogate from or release such party from its obligations to make the necessary filings and obtain the necessary approvals applicable to such party for the consummation of the transactions contemplated herein.

6.2           Conditions.  Each of Buyer, Seller, Parent and the Companies shall take all commercially reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on such party with respect to the Acquisition and will promptly cooperate with and furnish such information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Acquisition.  Each party will take all commercially reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by any Governmental Entity, or other third party, required to be obtained or made by such party in connection with the Acquisition or the taking of any action contemplated thereby or by this Agreement, including all consents, waivers or approvals required under any Contracts disclosed in Section 3.12 of the Disclosure Schedule; provided, however, that Buyer shall not be required to agree to (i) any divestiture by Buyer or the Companies or any of Buyer’s subsidiaries or Affiliates shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or Affiliates or of the Companies or its Affiliates that would result in the disposition of control over assets generating annual revenues of more than $10,000,000 (as determined from the latest twelve trailing months’ income statements) or (ii) the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.3           No Negotiations.  From and after the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, Parent, Seller and the Companies shall not, and each of Parent, Seller and the Companies will instruct their respective officers, directors, employees, agents, representatives and Affiliates, not to, directly or indirectly solicit, initiate or encourage submission of any proposal or offer from any Person (including any of its or their officers or employees, representatives, agents, or affiliates) relating to any liquidation, dissolution, recapitalization, tender or exchange offer, solicitation of proxies, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Companies or any of the Subsidiaries or other similar transaction or business combination involving the Companies or any of the Subsidiaries, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Parent shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any Person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.  In addition, from and after the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to its terms, Parent, Seller and Companies shall not, and each of Parent, Seller and the Companies shall instruct their respective directors, officers, employees, representatives, agents and Affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any proposal made by any Person or group (other than Buyer) relating to any of the foregoing.  The parties agree, however, that nothing in the foregoing sentences of this Section 6.3 shall prohibit Parent from entering into any agreement, discussion or negotiation with or providing any information to any third party who has made a bona fide unsolicited offer to acquire (whether by way of merger, purchase of the equity or assets of Parent or otherwise) Parent if the Board of Directors of Parent determines in good faith and after receipt of advice of outside counsel that the failure to provide such information or engage in such discussions or negotiations could reasonably be expected to result in a breach of Parent’s Board’s fiduciary duties under applicable Law.

6.4           Employee Matters.

(a)           Employees of the Companies and the Subsidiaries immediately following the Closing Date (the “Company Employees”) shall continue as employees of the Companies and the Subsidiaries on the Closing Date, subject to the right of the Companies and the Subsidiaries, as the case may be, to terminate the employment of such employees in accordance with Law.

(b)           Following the Closing Date, Buyer shall provide, or cause to be provided, compensation and benefits for the Company Employees that is reasonable and appropriate under the circumstances, including, for a period of one year following the Closing Date, at least the same base salary as was in effect for each such Company Employee immediately prior to the Closing Date.

(c)           Each Company Employee shall be entitled to roll over to a Buyer vacation plan and Buyer shall honor any accrued but unused vacation days as of the Closing Date.

6.5           Benefit Plans.

(a)           Krone SERP.  Buyer does not assume and shall have no obligation to provide, and Seller shall retain all liabilities, responsibilities and obligations for, any non-qualified deferred compensation benefits, severance benefits or enhanced severance benefits to which any employee or former employee of the Companies and the Subsidiaries may be or become entitled or claim to be entitled under the Krone Incorporated Supplemental Executive Retirement Plan.

(b)           GenTek KERP.  From and after the Closing, Buyer will assume all liabilities, responsibilities and obligations for any severance benefits (i) to which any Contract Employee may become entitled under the GenTek Key Employee Retention Plan (the “GenTek KERP”), and (ii) subject to Parent’s obligation to bear the first $1,000,000 of severance benefits to become due and payable under the terms of the GenTek KERP (if the terminations or resignations of employment giving rise to such $1,000,000 occur within the first twelve months after the Closing Date), to any other employee of the Companies and the Subsidiaries thereunder, and with respect to any terminations or resignations that occur after the twelve-month anniversary of the Closing Date, any and all severance benefits.  Except as provided in the foregoing sentence, neither Parent nor Seller shall be responsible for, and Buyer shall assume and indemnify and hold harmless Parent and Seller in respect of, all liabilities, responsibilities and obligations for any severance benefits due and payable under the GenTek KERP to any employee whose employment is terminated with Buyer or one of its Affiliates and within one year thereafter such employee is rehired by, or otherwise provides any compensated services to, Buyer or one of its Affiliates and shall in addition promptly reimburse Seller or Parent in respect of any payment made by it on account of such severance benefits paid to any such employees.

(c)           Krone MIP.  Seller has previously delivered to Buyer the final terms of the Acquired Companies’ management incentive plan for 2004 as presently in effect (the “Krone 2004 MIP”), including but not limited to the financial targets under the Krone 2004 MIP for the relevant period and the weightings for the financial metrics used thereunder.  Buyer and Seller agree that, assuming that the Closing occurs and contingent upon the Closing occurring, payments under the Krone 2004 MIP will be calculated on a pro rated, partial year basis as of the Closing Date, such calculation to be made by Buyer in accordance with the terms of the Acquired Companies’ management incentive plan for 2003 (“Krone 2003 MIP”) as soon as reasonably practicable following the Closing Date.  Following the Closing, Buyer shall cause the Acquired Companies to make such payments to eligible employees that are due in accordance with the Krone 2004 MIP pursuant to the preceding sentence as soon as reasonably practicable after such calculation has been made by Buyer.

(d)           Non-Business Plans.  To the extent Section 3.17 of the Disclosure Schedule discloses non-Business Plans, Parent will take all appropriate steps to ensure that (i) the employees of the Companies and Subsidiaries who are covered under any non-Business plans which are retirement plans become fully vested in their benefits accrued under such plans as of the Closing Date, to the extent permitted under such non-Business Plans, and (ii) coverage under all such non-Business plans will cease as of Closing, and Parent shall retain all liabilities, responsibilities, and obligations for the benefits due to the employees or former employees of the Companies and the Subsidiaries with respect to benefits accrued through Closing.  Parent agrees to make distributions available to the employees of the Companies and the Subsidiaries under any 401(k) plan that is a non-Business Plan, including a distribution of outstanding loans, if any.  If any non-Business Plans provide welfare benefits, Parent shall be liable for all claims allocated to the period ending on Closing.  Claims will be allocated in general according to the date on which the claim is incurred (that is, the date of the event or events causing a covered individual to become eligible to receive benefit payments, regardless of the dated of filing the claim).  Coverage under non-Business Plans which are welfare plans will cease upon Closing for employees of the Companies and the Subsidiaries, subject to Parent’s obligation to permit continued coverage for a reasonable period of time after Closing under the Transition Services Agreement.

(e)           Credit for Service.  Buyer shall cause each applicable employee benefit plan, program, policy and arrangement of Buyer or an Affiliate of Buyer, including, without limitation, any pension plans, welfare plans, short-term disability plans, vacation plans, retiree medical plans and severance plans, to recognize (i) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums in any health or other insurance plan of Buyer or an Affiliate of Buyer, any payment made by any employee during the coverage period up to the Closing towards deductibles, co-pays and out-of-pocket maximums in any health or other insurance plan of Parent, Seller or any of their Affiliates and (ii) for purposes of determining eligibility to participate, vesting thereunder and benefit accruals (except for the purposes of accruals under any defined benefit plan of Buyer or an Affiliate of Buyer), all service of a Company Employee with Seller or any Affiliate of Seller.  Buyer agrees that its health and welfare plans (or such plans of an Affiliate of Buyer) shall (i) waive any pre-existing condition exclusion with respect to employees and any proof of insurability and (ii) recognize as dependents of the Company Employees any dependents recognized by the Sellers’ or an Affiliate of Seller’s health and welfare plans.  Notwithstanding the foregoing, any such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and shall not be credited if such service is prior to a specific date before which service would not have been credited for employees of Buyer or an Affiliate of Buyer.

(f)            Tax Qualified Plans.  Parent shall fully vest all Company Employees in its tax-qualified defined contribution and defined benefit pension plans (but only to the extent such plans are non-Business Plans) as of the Closing Date.  As soon as practicable following the Closing Date, Buyer shall designate a tax-qualified defined contribution plan of Buyer or an Affiliate of Buyer that either (i) currently provides for the receipt from Company Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Closing Date to provide for the receipt from the Company Employees of eligible rollover distributions.  Each Company Employee who is a participant in a tax-qualified defined contribution plan maintained by Parent or an Affiliate of Parent (a “Parent 401(k) Plan”) shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to the tax-qualified defined contribution plan maintained by Buyer or Affiliate of Buyer (a “Buyer 401(k) Plan”), subject to and in accordance with the terms of the respective plans and applicable Law.  A Company Employee who elects to make such transfer may also transfer any loan balance she/he has with Seller’s 401(k) Plan to Buyer’s 401(k) Plan provided that Buyer’s 401(k) Plan will accept such a transfer only if the Company Employee or Seller’s 401(k) Plan also transfers to Buyer’s 401(k) Plan the promissory note evidencing such loan balance and the repayment schedule for same.

(g)           COBRA.  Effective for qualifying events occurring after the Closing Date, Buyer or an Affiliate of Buyer shall assume all obligations with respect to the provision of notices, election periods and benefits pursuant to Section 4980B of the Code or Part VI of Subtitle B of ERISA (“COBRA”) to all Company Employees (and their beneficiaries).  Similarly, Buyer or an Affiliate of Buyer shall assume such obligations which respect to the Company Employees (and their beneficiaries) who, as of the Closing Date, are entitled to receive or entitled to elect to receive continuation of group health plan coverage under COBRA with respect to group health plans which are not non-Business Plans.  Any COBRA obligations which arise for qualifying events on or before the Closing Date under non-Business Plans shall remain an obligation of Seller.  If any COBRA obligation relates to qualifying events after the Closing Date under a non-Business Plan, coverage under which is continued under the Transition Services Agreement, responsibility shall be allocated under the terms of the Transition Services Agreement.

6.6           Confidentiality.  Except as required by applicable Law, after the Closing, Parent, Seller and each of their Affiliates shall hold in confidence all trade secrets and other confidential or proprietary documents and information related to the Companies’ and the Subsidiaries’ business, and shall refrain from disclosing or using any such confidential information other than for the benefit of the Companies or the Subsidiaries.  This obligation of confidentiality and non-use shall not apply, or shall cease to apply, to such information which is publicly available as of the Closing Date or subsequently becomes publicly available through a source other than Parent, Seller or any of their Affiliates.

6.7           Notification of Certain Matters.  The Companies, Seller, Parent or Buyer, as the case may be, shall promptly notify the others of (a) its obtaining of knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any material failure of the Companies, Seller, Parent or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Acquisition or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

6.8           Noncompetition.  Prior to the third anniversary of the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control, participate or have any interest in any Person that (i) produces, manufactures, supplies, sells or distributes wire, cable or connectivity devices for voice, data or telecommunications networks (whether public or private) and devices, or (ii) designs, plans, constructs or installs telecommunications systems; provided that this Section 6.8 shall not prevent the Seller or its Affiliates from owning, solely as an investment, securities of a publicly traded company so long as the Seller and its Affiliates do not own or control, in the aggregate, more than 10% of any class of securities of such company; and provided further, that this Section 6.8 shall not apply to, and no breach shall occur as a result of, the continued conduct of Parent’s NOMA business in a manner that does not materially compete with the business of the Acquired Companies of Buyer and its other Affiliates.

6.9           Nonsolicitation.  Parent and Seller agree that during the period beginning on the Closing Date and ending on the date which is two (2) years after the Closing Date (the “Term“), neither Parent nor Seller will, directly or indirectly, solicit for employment or other services or hire any Person who is or was an employee of the Companies or the Subsidiaries at any time during the six-month period immediately preceding the Closing or during the Term, except on behalf of the Companies or the Subsidiaries or Buyer; provided that this Section 6.9 shall not apply to any such employee whose employment is terminated by the Buyer or one of its Affiliates on or after the Closing.

6.10         Litigation Support.  In the event and for so long as Parent, Seller, Buyer, the Companies or any Subsidiary is actively contesting or defending against any litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Companies or any Subsidiary, Buyer, on the one hand, and Parent or Seller, on the other hand, will provide such reasonable cooperation as may be reasonably requested by the other party, all at the sole cost and expense of the requesting party (unless in the good faith belief of the non-requesting party such cooperation will conflict with the business interests of such non-requesting party or shall materially interfere with the normal operations of the business of the non-requesting party).

6.11         Books and Records; Access.  After the Closing Date, Parent and Seller will afford to Buyer and Buyer’s Representatives, during normal business hours, upon reasonable request,

reasonable access to the books and records of Parent and Seller pertaining to each of the Companies and the Subsidiaries (unless in the good faith belief of Parent such access will conflict with the business interests of Parent or any of its subsidiaries or shall materially interfere with the normal operations of the business of Parent or its subsidiaries).  Notwithstanding the foregoing or any other provision in this Agreement, neither the Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Returns of the Parent, Seller, any of their Affiliates, or any of their predecessors other than information relating solely to any of its Companies and the Subsidiaries.  After the Closing Date, Buyer will cause the Companies to hold all of the books and records of each of the Companies and the Subsidiaries existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time (and applied to Buyer’s representations generally) for a period of not less than two years from the Closing Date and, if it thereafter proposes to destroy or dispose of any such books and records, to offer first in writing at least 60 days prior to such proposed destruction or disposition to surrender them to Parent or Seller at the sole expense of Parent and Seller.  After the Closing Date, Buyer will cause each of the Companies and the Subsidiaries to afford Parent and Seller and their accountants and counsel, during normal business hours, upon reasonable request, reasonable access to the books and records of each of the Companies and the Subsidiaries (unless in the good faith belief of Buyer such access will conflict with the business interests of Buyer or any of its subsidiaries or shall materially interfere with the normal operations of the business operations of the business of Buyer or its subsidiaries).  Notwithstanding the foregoing or any other provision in this Agreement, neither the Parent nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Returns of the Buyer, Seller, any of their Affiliates, or any of their predecessors other than information relating solely to any of its Companies and the Subsidiaries.

6.12         Assignment of Confidentiality Agreements.  Effective upon the Closing, Parent and Seller will use commercially reasonable efforts to assign to the Companies all of Parent and Seller’s right, title and interest in and to any material confidentiality agreements that Parent or Seller are a party to and which are currently in effect pertaining to the confidentiality of information pertaining to the Companies, the hiring of employees of the Companies or other matters.

6.13         Intercompany Contracts.  Except as contemplated in the Transition Services Agreement (or as set forth in Schedule 1.3(b)(ii)), all contracts and arrangements between the Companies and the Subsidiaries, on the one hand, and Parent and Seller or any of their subsidiaries (other than the Acquired Companies), on the other hand, will be terminated as of the Closing Date, at no liability to the Companies or the Subsidiaries.

6.14         Audited Financial Statements.  From and after the date of this Agreement, Parent and Seller will afford to Buyer and Buyer’s Representatives reasonable access at all reasonable times and upon reasonable notice to the books and records and other information regarding the Companies and the Subsidiaries, including the work papers of Deloitte & Touche LLP, Parent’s independent auditors, for the purpose of preparing audited financial statements of the Acquired Companies.  Parent and Seller shall cooperate with Buyer in the preparation of audited financial statements for the Acquired Companies for the past three fiscal years and any interim periods specified in the rules promulgated under the Securities Exchange Act of 1934, at Buyer’s sole expense, including but not limited to making commercially reasonable efforts to ensure that Deloitte & Touche LLP is available and duly authorized to audit such financial statements.

6.15         Further Assurances.  Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.  For a reasonable period of time after the Closing Date upon the reasonable request of any party (or parties), the other parties shall promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement and the transactions, plans and arrangements contemplated hereby.

Article VII

Conditions to Closing

7.1           Conditions to Obligations of Each Party to Effect the Acquisition.  The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a)           No Injunctions or Restraints.  No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material sanctions, damages, or liabilities directly arising out of the Acquisition on Parent, Seller or the Companies or any of their officers or directors; or (ii) prohibiting or making illegal the consummation of the Acquisition;

(b)           Governmental Action.  No action or proceeding shall be threatened, instituted or pending by any Governmental Entity challenging or seeking to prevent or delay consummation of or seeking to render unenforceable the Acquisition, asserting the illegality of the Acquisition or any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby;

(c)           Governmental Approvals.  The applicable waiting period under the HSR Act shall have expired or been terminated, and all other material domestic or foreign governmental filings, authorizations, consents, orders or approvals that are required for the consummation of the transactions contemplated hereby will have been duly filed or obtained; and

(d)           Approval of Creditors.  Parent shall have obtained all approvals or consents of the lenders necessary pursuant to (i) that certain Credit Agreement, dated as of November 10, 2003, among Parent, Noma Company and the domestic subsidiaries of Parent from time to time party thereto and Bank of America, N.A. as the Agent, and Banc of America Securities LLC as sole Syndication Agent, Book Runner and Lead Arranger, and (ii) that certain Senior Term Loan and Guarantee Agreement, dated as of November 10, 2003, among Parent, the subsidiaries of Parent party thereto, and BNY Asset Solutions LLC, as Administrative Agent, and any agreements ancillary thereto required to consummate the transaction contemplated by this Agreement, other than any such approvals or consents that the failure to obtain would not delay or interfere with the consummation of the transactions contemplated by this Agreement, and shall provide Buyer with evidence of the release of all related Liens, guarantees, payment obligations or similar obligations of the Companies or any Subsidiaries.

7.2           Additional Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, in Buyer’s sole discretion, waiver of each of the following conditions on or before the Closing Date:

(a)           Representations and Warranties True and Correct.  The representations and warranties set forth in Article II and Article III hereof shall be true and correct in all material respects both when made and at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein and without taking into account any disclosures by the Companies of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof (except for Sections 3.20 and 3.12(a)(iii)) shall only need to have been true on and as of such date, provided that such representations and warranties shall be deemed to be true and correct in all material respects only if the failure or failures of such representations and warranties to be so true and correct without regard to knowledge, materiality, and Material Adverse Effect exceptions do not represent in the aggregate a Material Adverse Effect;

(b)           Covenants Performed.  The Companies, Seller and Parent shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing;

(c)           No Injunctions or Restraints.  No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Buyer to acquire or hold or to exercise full rights of ownership of any securities of the Acquired Companies; (ii) imposing or seeking to impose material limitations on the ability of Buyer or its affiliates to combine and operate the business and assets of the Acquired Companies; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Acquisition on Buyer or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Buyer of any portion of the business, assets or property of the Acquired Companies or of Buyer that would result in the disposition of control over assets generating annual revenues of more than $10,000,000 (as determined from the latest twelve trailing months’ income statements);

(d)           No Material Adverse Change.  Between the date of this Agreement and the Closing Date, except as disclosed in the Disclosure Schedule (and without taking into account any disclosures after the date hereof by the Companies of discoveries, events or occurrences arising on or after the date hereof) or the Latest Financial Statements or as contemplated by this Agreement or the transactions contemplated hereby, there shall not have occurred a Material Adverse Effect.

(e)           Consents Obtained.  Parent, Seller and/or the Companies shall have obtained, or caused to be obtained, each material consent and approval referred to in Section 2.4 and Section 3.5 hereof;

(f)            Parent Audited Financial Statements.  At least five (5) business days prior to the Closing Date, Parent shall have delivered to Buyer a true and complete copy of Parent’s audited consolidated financial statements as of and for the year ended December 31, 2003, including a true and complete copy of Parent’s independent auditor’s report thereon and all financial notes constituting a part thereof; and

(g)           Delivery of Certain Documents. On the Closing Date, Parent shall have delivered to Buyer all of the following:

(i)            a certificate of an executive officer of Parent, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(ii)           a copy of (A) the text of the resolutions adopted by the Board of Directors of Parent, Seller and the Companies authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Acquisition and (B) an incumbency certificate executed on behalf of Parent by its corporate secretary certifying the signature and office of each officer executing this Agreement and such other agreements contemplated in this Agreement;

(iii)          copies of the third party and governmental consents and approvals referred to in subsections (c) and (e) above;

(iv)          a duly executed FIRPTA statement for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445 2(b)(2);

(v)           a copy, fully executed by Parent and Seller, of the Transition Services Agreement in substantially the form attached as Exhibit A hereto;

(vi)          a bill of sale, executed by Seller or an applicable Affiliate of Seller, and such other instruments of conveyance, transfer, assignment and delivery with respect to the Related IP as Buyer shall have reasonably requested;

(vii)         except as prohibited by applicable Law, the resignation in writing of the directors and officers of the Companies and the Subsidiaries who are employees of Parent or its Affiliates (other than the Acquired Companies) effective as of the Closing Date; and

(viii)        such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

7.3           Additional Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or,

in Seller’s sole discretion, waiver of each of the following conditions on or before the Closing Date:

(a)           Representations and Warranties True and Correct.  The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects both when made and at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date, provided that such representations and warranties shall be deemed to be true and correct in all material respects only if the failure or failures of such representations and warranties to be so true and correct without regard to knowledge, materiality, and Material Adverse Effect exceptions do not represent in the aggregate a Buyer Material Adverse Effect;

(b)           Covenants Performed.  Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing; and

(c)           Delivery of Certain Documents.  On the Closing Date, Buyer will have delivered to the Companies:

(i)            a certificate of an executive officer of Buyer dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(ii)           a copy of the Transition Services Agreement executed by Buyer;

(iii)          a copy of each of (A) the text of the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; along with a certificate executed on behalf of Buyer by its corporate secretary certifying to Seller that such copy is a true and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded, and (B) an incumbency certificate executed on behalf of Buyer by its corporate secretary certifying the signature and office of each officer executing this Agreement and such other agreements contemplated in this Agreement; and

(iv)          such other certificates, documents and instruments as Seller and Parent may reasonably require relating to the transactions contemplated hereby.

Article VIII

Termination

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual consent of Buyer and Parent (on behalf of itself, Seller and the Companies);

(b)           by either Buyer or Parent (on behalf of itself, Seller and the Companies) if there has been a material breach of any representation or warranty or covenant on the part of the Companies, Seller or Parent, on the one hand, or Buyer, on the other, and such breach is not cured by the breaching party within 30 days following the receipt by the breaching party of a notice from the non-breaching party of any such breach such that the conditions set forth in Section 7.2(a) or (b) or 7.3(a) or (b), as applicable, cannot be satisfied at or prior to the date set forth in Section 8.1(c) below, provided, that, neither Buyer nor Parent will be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(c)           by either Buyer or Parent (on behalf of itself, Seller or the Companies) if the transactions contemplated hereby have not been consummated by September 30, 2004; provided, that, neither Buyer nor Parent will be entitled to terminate this Agreement pursuant to this Section 8.1(c) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

8.2           Effect of Termination.  In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1 hereof, all provisions of this Agreement shall terminate and there shall be no liability on the part of Buyer, Parent, Seller or their respective shareholders, officers, or directors, except that:  (i) this Section 8.2 and Sections 11.1 (press releases), 11.2 (expenses) and 11.11 (governing law) hereof shall survive indefinitely, and (ii) the parties shall remain liable for their willful breaches of this Agreement prior to the time of such termination.

Article IX

Survival; Indemnification

9.1           Survival of Representations and Warranties and Covenants.  Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations, warranties and covenants contained herein shall, except as otherwise provided in the proviso to this sentence or in the next two sentences of this Section 9.1, survive the Closing for a period of 18 months from the Closing Date; provided that any claim by a party for indemnification hereunder prior to such date that has not been completely and finally resolved prior to such earlier date shall survive until such time as such claim is resolved, completely and finally.  Notwithstanding the preceding sentence, the representations and warranties set forth in Sections 2.2, 2.3 and the first and last sentence of 3.2 shall survive for the length of the applicable statutory period within which to assert a claim with respect thereto.  Any covenant or other agreement herein of any party any portion of the performance of which may or is specified to occur after the Closing shall survive the Closing indefinitely or for such lesser period of time as may be specified therein.

9.2           Indemnification by Parent and Seller.

(a)           From and after the Closing, except as provided in Article X, which shall exclusively govern any claim for indemnification and obligations and procedures related thereto, in each case, with respect to any Losses related to Taxes and subject to the notice requirement and limitations of Section 9.2(b) hereof, Parent and Seller agree, jointly and severally, to indemnify in full (without duplication) Buyer, the Companies and their respective officers, directors, employees, agents and subsidiaries (collectively, the “Buyer Indemnified Parties“) and hold them harmless from and against any claim, demand, loss, liability, obligation, deficiency, action, damage, expense or cost (including, without limitation, interest, penalties, costs of investigation and defense, and reasonable legal and other professional fees and expenses), whether or not actually incurred or paid prior to the date referred to in Section 9.2(b) and whether or not involving a Third Party Action (as defined in Section 9.5 hereof) (collectively “Losses“), which any of the Buyer Indemnified Parties may suffer, sustain or become subject to, arising from or relating to (i) any inaccuracy or misrepresentation in or breach of any of the representations and warranties of Parent or Seller contained in this Agreement (other than the representations and warranties in Section 3.12) (including in the Disclosure Schedule or closing certificates delivered or to be delivered by or on behalf of such party pursuant to the terms of this Agreement) (collectively, the “Related Documents“), or (ii) any breach of, or failure to perform, any covenant of the Companies, Parent or Seller contained in this Agreement (other than covenants in Article X) (collectively, the “Buyer Losses“).  Notwithstanding the foregoing, no recovery shall be available under this Section 9.2(a) on account of any Loss in respect of which, and to the extent that, a price adjustment was made under Article II.

(b)           Parent and Seller will be liable to the Buyer Indemnified Parties for any Buyer Loss (i) only if Buyer delivers to Seller a written notice, pursuant to Section 9.4 or 9.5, as applicable, with respect to such Buyer Indemnified Party’s claim to be indemnified for such Buyer Losses prior to 18 months of the Closing Date, except for claims arising from a breach of or inaccuracy in the representations and warranties made in Sections 2.2, 2.3 and the first and last sentence of 3.2 or for claims arising from a breach of a covenant the performance of which may or is specified to occur after the expiration of such 18-month period, for which a claim may be brought through the survival period described in Section 9.1, and (ii) (A) except as provided in the following clause (B), only if the aggregate amount of all Buyer Losses exceeds 1% of the Final Closing Purchase Price (the “Basket Amount“) or (B) solely in respect of Buyer Losses for which Parent and Seller are liable to the Buyer Indemnified Parties as a result of a breach or inaccuracy of the representations and warranties set forth in Section 3.22 hereof (including, for this purpose, any Buyer Losses related to the sites referred to in Section 3.22(d) of the Disclosure Schedule in excess of $2,000,000) (“Buyer Environmental Losses“), only if the aggregate amount of all such Buyer Environmental Losses exceeds 0.5% of the Final Closing Purchase Price (the “Environmental Basket Amount“), in which case Parent and Seller shall be obligated to indemnify the Buyer Indemnified Parties for the total amount of all such Buyer Losses or Buyer Environmental Losses, as the case may be, in excess of the Basket Amount or Environmental Basket Amount, as applicable; provided, however, that the Basket Amount shall apply only to breaches of or inaccuracies in representations and warranties other than those set forth in Sections 2.2, 2.3 and the first and last sentence of 3.2 hereof and shall not apply to any breaches of any covenants of the Companies or Seller or Parent set forth in this Agreement (except as otherwise provided in Section 10.1(c)); provided further that, for the avoidance of doubt, (x) any amounts paid by Parent or Seller in excess of the Environmental Basket Amount in respect to Buyer Environmental Losses shall not be counted for purposes of determining the aggregate amount of Buyer Losses to be applied against the Basket Amount, and (y) the Environmental Basket Amount shall be treated as a subset of the Basket Amount (e.g., if the Environmental Basket Amount has been fully applied against Buyer Environmental Losses, and no other Buyer

Losses have been incurred by Buyer, the amount remaining in the Basket Amount would be equal to 0.5% of the Final Closing Purchase Price).  Parent’s and Seller’s aggregate liability in respect of all matters covered by this Section 9.2 and Section 10.1(c) shall not exceed an amount equal to 25% of the Final Closing Purchase Price (such product, the “Cap“); provided, however, that such Cap shall not be applicable in the event that a final, non-appealable judgment finds that Parent or Seller committed intentional fraud in connection with the breach of the representations, warranties or covenants in question.

9.3           Indemnification by Buyer.

(a)           From and after the Closing, subject to the notice requirement and limitations of Section 9.3(b) hereof, Buyer agrees to indemnify in full Parent and Seller and their respective officers, directors, employees, agents and subsidiaries (collectively, the “Seller Indemnified Parties“) and hold them harmless from and against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to, arising from or relating to (i) any inaccuracy or misrepresentation in or breach of any of the representations and warranties of Buyer contained in this Agreement or other Related Documents or (ii) any breach of, or failure to perform, any covenant of Buyer contained in this Agreement (collectively, the “Seller Losses“).  Notwithstanding the foregoing, no recovery shall be available under this Section 9.3(a) on account of any Loss in respect of which, and to the extent that, a price adjustment was made under Article II.

(b)           Buyer will be liable to the Seller Indemnified Parties for any Seller Loss (i) only if Parent delivers to Buyer a written notice, pursuant to Section 9.4 or 9.5, as applicable, with respect to such Seller Indemnified Party’s claim to be indemnified for such Seller Losses prior to 18 months of the Closing Date, except for claims arising from a breach of a covenant the performance of which may or is specified to occur after the expiration of such 18-month period, for which a claim may be brought through the survival period described in Section 9.1, and (ii) only if the aggregate amount of all Seller Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties for the total amount of all such Seller Losses in excess of the Basket Amount; provided, however, that the Basket Amount shall apply only to breaches of or inaccuracies in representations and warranties and shall not apply to any breaches of any covenants of Buyer set forth in this Agreement.  Buyer’s aggregate liability for all amounts under this Section 9.3 shall not exceed an amount equal to the Cap; provided, however, that such Cap shall not be applicable in the event that a final, non-appealable judgment finds that Buyer committed intentional fraud in connection with the breach of the representations, warranties or covenants in question.

9.4           Notice of Claims.  Any written notice required to be delivered to the applicable Indemnifying Party under Section 9.2 or 9.3, as the case may be, shall specify in reasonable detail (i) the representation and warranty or covenant that is alleged to have been inaccurate or to have been breached, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article IX or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith, of the aggregate potential amount of such Losses.  To the extent readily available and the production of which shall not materially interfere with the normal operations of the business of the Indemnified Party or its subsidiaries, the Indemnified Party shall supply such documentation as it reasonably believes to be relevant to such notice.  Written notice to such Indemnifying Party of the existence of a claim shall be given by the Indemnified Party promptly after the Indemnified Party first receives notice of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such prompt notice of the existence of a claim to the applicable Indemnifying Party or to supply such relevant supporting documentation,  except and only to the extent that such Indemnifying Party has been materially damaged or prejudiced as a result of such delay.

9.5           Method of Asserting Claims.   As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or Seller Indemnified Party, as applicable, and the “Indemnifying Party” shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

(a)           In the event that any Indemnified Party is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a “Third Party Action”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof.  The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless the Indemnifying Party has been materially damaged or prejudiced as a result of such delay.  The Indemnifying Party shall be entitled to contest and defend such Third Party Action (at its own expense and by its own counsel).  Notice of the intention to so contest and defend shall be given by the Indemnifying Party to the Indemnified Party within 20 business days after the Indemnified Party’s notice of such Third Party Action (but, in all events, at least five business days prior to the date that an answer to such Third Party Action is due to be filed).

(b)           For so long as no Indemnifying Party elects to compromise or defend against the Third Party Action, fails to notify the Indemnified Party of its election to do so, or otherwise abandons the defense of such Third Party Action, (i) the Indemnified Party may pay (without prejudice of any of its rights as against any applicable Indemnifying Party), compromise or defend such Third Party Action (until such defense is assumed by an applicable Indemnifying Party) and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the applicable Indemnifying Party or Indemnifying Parties pursuant to the terms of this Agreement.  Notwithstanding anything to the contrary contained herein, in connection with any Third Party Action in which the Indemnified Party shall reasonably conclude, based upon the advice of its counsel, that (x) there is a conflict of interest between an applicable Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Action or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to an applicable Indemnifying Party and which could be materially adverse to such Indemnifying Party, then the Indemnified Party shall have the right to participate in the defense of such Third Party Action.  The Indemnified Party shall cooperate with the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in the contest and defense of any Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third Party Action; provided that, such cooperation shall not materially interfere with the normal operations of the business of the Indemnified Party.  Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third

Party Action without the consent of any other party that has any monetary liability with respect to such claim or any other Indemnified Party that is a party to such claim, which consents will not be unreasonably withheld.

(c)           In the event any Indemnified Party should have a claim against the Indemnifying Party that does not involve a Third Party Action, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party and, if the Indemnifying Party disputes its liability with respect to such claim, an officer of Parent and an officer of Buyer will first proceed in good faith to negotiate a resolution of such dispute.  If such dispute is not resolved through the negotiations of such individuals within 30 days after the delivery of the Indemnified Party’s notice of such claim, the Indemnified Party may pursue legal action to satisfy its claim (subject to Section 11.12 hereof).

9.6           Indemnity Payments.  All indemnity payments owed under this Article IX or Article X shall be reduced to reflect (i) any Tax Benefits, net of any Tax Detriments, realized by the Indemnified Party or any of its Affiliates and (ii) any insurance recovery made by the Indemnified Party, in either case, with respect to the Loss subject to indemnification.

9.7           Sole and Exclusive Remedy.  After the Closing, the rights set forth in this Article IX and X shall be each party’s sole and exclusive remedies against the other parties hereto for any Buyer Losses or Seller Losses, as the case may be, or any other Losses sustained, incurred or arising from or related to this Agreement or the transaction contemplated hereby.  Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of intentional fraud on the part of one or more of the other parties hereto in connection with this Agreement or the other Related Documents.

Article X

Allocation of Taxes; Tax Returns

10.1         Tax Returns; Allocation of Tax Liabilities.

(a)           Parent shall timely prepare and file, or cause to be timely prepared and filed, in accordance with past practices (unless otherwise required by applicable law), all Returns of the Acquired Companies for all taxable periods ending on or before the Closing Date, provide copies (subject to the limitations of Section 6.11) thereof to Buyer and timely pay (subject to the limitations of Section 10.1(c)), or cause to be paid, when due, all Taxes relating to such Returns.  Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Returns of the Acquired Companies for all taxable periods ending after the Closing Date, including all Straddle Periods, and timely pay (subject to the limitations of Section 10.1(c)), or cause to be paid, when due, all Taxes relating to such Returns.  All Returns relating to a Straddle Period shall be prepared and all elections with respect to such Returns shall be made, to the extent permitted by law, in a manner consistent with prior practice.  Buyer shall provide, or cause to be provided, to Parent, for its review, a substantially final draft of each Return relating to a Straddle Period and a schedule setting forth, in reasonable detail, the calculation of Parent’s share of any Tax liability (determined in accordance with Section 10.1(j)) relating to such period at least thirty (30) days prior to the due date for filing such Return.  Parent shall notify Buyer of any reasonable objections it may have to any items set forth in such draft Return and Buyer and Parent agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Return.  If Buyer and Parent are unable to resolve any such objection, the parties shall submit such objection to the Reviewing Party for review and resolution based upon procedures consistent with the procedures described in Section 1.4(b) but with appropriate changes to enable the filing of the relevant Returns on its due date.

(b)           Within 120 days after the Closing Date, Buyer shall cause the Acquired Companies to prepare and provide to Parent, and Parent shall reimburse Buyer for any reasonable out-of-pocket expenses related to the preparation thereof, a package of Tax information materials, including schedules and work papers (the “Tax Package”) reasonably required by Parent or its Affiliates to enable Parent or its Affiliates to prepare all Returns required to be prepared and filed by Parent pursuant to Section 10.1(a) or any U.S. federal or state consolidated, combined, unitary or affiliated Return.  The Tax Package shall be prepared in good faith and in a manner consistent with past practice of the Acquired Companies.

(c)           Subject to the Basket Amount and Cap limits provided for in Section 9.2(b), Parent and Seller shall be jointly and severally liable for all Taxes attributable to a Pre-Closing Tax Period which were not properly accrued or reserved for on the Latest Balance Sheet (as such accrual or reserve may be modified, consistent with past practices, for subsequent events through Closing), and shall indemnify Buyer and the Acquired Companies and hold them harmless from and against any liability for such Taxes; provided, however, that Parent and Seller shall not be liable for and shall not indemnify Buyer or the Acquired Companies for any Taxes resulting from transactions or actions taken or deemed to be taken by any of the Acquired Companies on the Closing Date after the Closing except for transactions or actions undertaken in the ordinary course of business or otherwise contemplated by this Agreement.  Buyer shall be liable for all Taxes attributable to a Post-Closing Tax Period and shall indemnify Parent and Seller and hold them harmless from and against any liability for such Taxes.  No amount in excess of the Basket Amount shall be payable under this Section 10.1(c) until the aggregate amount of all such excess unpaid indemnity payments exceeds $50,000, in which case, the indemnifying party thereafter shall be liable to pay all such excess amounts.  Parent will pay all U.S. federal, state and local Taxes attributable to the making of any Election.

(d)           Buyer and its Affiliates shall not, and shall not allow any of the Acquired Companies to, make any election, change any tax accounting method or convention or take any position on any Return with respect to any taxable period ending after the Closing Date (including an amendment to any such Return) that would adversely affect the Tax liability of Parent or Seller without the prior written consent of Parent.  In addition, Buyer and its Affiliates, shall not (and shall not cause or permit any of the Acquired Companies to) amend, refile or otherwise modify any Return relating in whole or in part to any of the Acquired Companies with respect to any Pre-Closing Period without the prior written consent of Parent, which consent shall not be unreasonably withheld.  In those jurisdictions where no Election is made or deemed made, Parent and Seller shall not, and shall not allow any of their Affiliates to, make any election, change any tax accounting method or convention, amend, refile or otherwise modify any Return or take any position on any Return with respect to any Pre-Closing Period (including an amendment to any such Return) that would adversely affect the Tax liability of Buyer and its Affiliates or any of the Acquired Companies without the prior written consent of Buyer, which consent may not be unreasonably withheld.

(e)           The amount of any Tax refund (including any interest in respect thereof) received by Buyer or any of its Affiliates (including the Acquired Companies), and any amounts credited against Tax to which Buyer or any of its Affiliates (including the Acquired Companies) become entitled (including by way of any amended Returns), that relate to any Pre-Closing Period shall be paid over to Parent within five business days after receipt thereof or upon receipt of a credit therefor, but only to the extent such refund exceeds any Tax refund reflected on the Latest Balance Sheet. Any refunds of Taxes or any amounts credited against Taxes with respect to a Straddle Period shall be apportioned between Buyer and Parent in the same manner as the liability for such Taxes is apportioned.  Upon the request of Parent, Buyer shall prepare and file, or cause to be prepared and filed, and Parent shall reimburse Buyer for any reasonable out-of-pocket expenses related to the preparation thereof, all carryback claims and claims for refunds relating to Taxes for any pre-Closing Tax Period.

(f)            If the examination of any U.S. federal, state, local or other Return of Parent, Seller, any of their Affiliates, or any of the Acquired Companies for any Pre-Closing Period shall result (by settlement or otherwise) in any adjustment that permits Buyer or any of its Affiliates (including the Acquired Companies) to increase deductions, losses or Tax credits or decrease the income, gains or recapture of Tax credits that would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Buyer, any of its Affiliates, or any of the Acquired Companies for one or more periods ending after the Closing Date, Parent will notify Buyer and provide it with adequate information so that Buyer can reflect on its, its Affiliates, or the Acquired Companies’ Returns such increases in deductions, losses or Tax credits or decreases in income, gains or recapture of Tax credits.  The Buyer shall pay to Parent within 30 days of the receipt of such information, the amount of any resulting Tax Benefits.

(g)           If the examination of any U.S. federal, state, local or other Return of Buyer or any of Buyer’s Affiliates, or any of the Acquired Companies for any Post-Closing Period shall result (by settlement or otherwise) in any adjustment that permits Parent, Seller or any of its Affiliates to increase deductions, losses or Tax credits or decrease the income, gains or recapture of Tax credits that would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Parent, Seller, or any of their Affiliates for one or more periods ending on or before the Closing Date, Buyer will notify Parent and provide it with adequate information so that Parent, Seller, or any of their Affiliates can reflect on its Returns such increases in deductions, losses or Tax credits or decreases in income, gains or recapture of Tax credits.  Parent shall pay to Buyer within 30 days of the receipt of such information, the amount of any resulting Tax Benefits.

(h)           “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

(i)            “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

(j)            The parties hereto shall, to the extent permitted under applicable law, treat the Closing Date as the last day of the taxable year or period of each of the Acquired Companies for all Tax Purposes.  In any case where applicable law does not permit the Closing Date to be treated as the last day of the taxable year or period, any Taxes (including Taxes based upon or related to income and any gross receipts, sales or use Tax) of any Acquired Company attributable to a Tax period which begins before and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the actual operations and transactions of such Acquired Company during the portion of such period ending on the Closing Date, and the portion of such period beginning after the Closing Date, respectively, calculated as though the taxable year of the Acquired Company terminated at the close of business on the Closing Date, except that (i) real property, personal property, intangibles and other similar Taxes and (ii) exemptions, allowances or deductions that are allocated and allowed on an annual basis shall be apportioned on a per diem basis.

(k)           “Tax Benefits” realized means the sum of any increased deductions, losses, or credits in future years or decreases in income, gains or recapture of credits then allowable (including by way of amended Returns), or based on reasonable estimates, allowable in future years, multiplied by 39%, and reduced, by applying a discount rate equal to 115% of the applicable federal rate, as determined under Section 1274(d) of the Code for the appropriate time period, from the close of the earliest year in which such increased deductions, losses or credits or such decreases in income, gains or recapture of credits would possibly be available.

(l)            “Tax Detriments” realized means the sum of any decreased deductions, losses, or credits in future years or increases in income, gains or recapture of credits then allowable (including by way of amended Returns), or based on reasonable estimates, allowable in future years, multiplied by 39%, and reduced, by applying a discount rate equal to 115% of the applicable federal rate, as determined under Section 1274(d) of the Code for the appropriate period, from the close of the earliest year in which such decreased deductions, losses or credits or such increases in income, gains or recapture of credits would possibly be available.

10.2         Cooperation.

(a)           Parent and Buyer shall endeavor in good faith to agree on an allocation of the Purchase Price between the Shares of each of the Companies and the Related IP prior to the Closing Date, to be evidenced in a schedule signed and dated by Parent and Buyer, and Parent and Buyer shall (i) be bound by any such allocation for purposes of determining any Taxes, (ii) prepare and file their Tax Returns in a manner consistent with such allocation, and (iii) take no position inconsistent with such allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise.  In the event that any of the allocations are disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party concerning resolution of the dispute.

(b)           Parent, Seller, the Acquired Companies and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns pursuant to Section 10.1 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include signing any Returns, amended Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)           Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes of any Acquired Company for a Pre-Closing Period, Buyer shall promptly inform Parent, and Parent shall have the right to control any resulting proceedings and to determine whether and when to settle or otherwise dispose of any such claim, assessment or dispute to the extent such proceedings or determinations may affect the amount of Taxes for which Parent or Seller may be liable under this Agreement.  Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for a Post-Closing Period, Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Buyer may be liable under this Agreement.  Notwithstanding the foregoing, whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for a Straddle Period, then the party who is reasonably expected to be liable for the larger amount of such Tax under this Agreement shall have the right to control any resulting proceedings; provided, however, that (i) no settlement of such claim, assessment, or dispute will be entered into without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and (ii) such other party shall have the right to participate in any such proceedings and retain separate counsel of its choice for such purpose, at its sole cost and expense.

(d)           Parent, Seller, Buyer and the Acquired Companies agree, upon request from the other party, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)           Parent and Seller shall consult with Buyer prior to taking any action to eliminate the balances in the Intercompany Accounts pursuant to Section 1.3(b)(ii) of this Agreement.

10.3         Transfer Taxes.  Notwithstanding any other provision of this Agreement, Buyer, on the one hand, and Parent, on the other hand, shall each pay and be responsible for fifty (50%) of all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax).  Notwithstanding any other provision of this Article X, any Returns that must be filed in connection with such Taxes shall be prepared and timely filed by the party primarily or customarily responsible under the applicable local Law for filing such Returns, and such party shall provide to the other party a true copy of each such Return as filed and evidence of the timely filing thereof.

10.4         Section 338(h)(10) Election.

(a)           Neither Buyer nor any of its Affiliates shall make an election under Section 338(g) of the Code (or any similar provision of the Law of any state or other taxing jurisdiction) with respect to any of the Acquired Companies in connection with the transactions contemplated by this Agreement without the prior written consent of Parent.

(b)           With respect to the sale and acquisition of each of the Companies, Krone Optical Systems, Inc, Krone Holding Inc, Krone USA Incorporated, and Krone Incorporated (collectively, the “Eligible Companies”), Parent and Buyer, and their respective Affiliates, hereby covenant and agree with each other that they will join in making an election pursuant to Section 338(h)(10) of the Code, and the Treasury Regulations promulgated thereunder (a “Section 338(h)(10) Election”) and (i) at least 10 days prior to the Closing Date, Parent and Buyer shall agree based on information then available on the form and content of the IRS Forms 8023 (the “Forms 8023”) on which the Section 338(h)(10) Elections shall be made; (ii) at or prior to the Closing, Buyer shall deliver to Parent properly executed Forms 8023 containing information then available, which Parent shall file with the Internal Revenue Service not later than five days following the Closing Date; (iii) Seller and Buyer shall jointly and timely make any elections under state or local tax law comparable to the Section 338(h)(10) Elections (each such election, a “Comparable Election”, and collectively with any Section 338(h)(10) Election, an “Election”) with respect to the Eligible Companies; (iv) Parent and Buyer shall, as promptly as practicable following the Closing Date, cooperate with each other to take all other actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) otherwise to effect, perfect and preserve timely Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-l (or any comparable provisions of state or local tax law) or any successor provisions; and (v) Parent and Buyer, and their respective Affiliates, shall report the sale and acquisition, respectively, of the stock of the Eligible Companies pursuant to this Agreement consistent with the Elections and shall take no position to the contrary thereto in any Return, or in any proceeding before any taxing authority or otherwise.

(c)           To the extent permissible or required by law, Parent and Buyer, and their respective Affiliates, shall cooperate in the preparation and timely filing of (i) any corrections, amendments or supplements to the Forms 8023 and (ii) any state or local forms or reports, in each case, that are necessary or appropriate for purposes of complying with the requirements for making any Election. To the extent necessary for the valid filing of any such corrections, amendments, supplements, forms or reports, Parent and Buyer, and their respective Affiliates, shall cooperate in the timely execution thereof.

(d)           None of Parent, Seller, or Buyer shall, or shall permit any of their Affiliates to, take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of the Elections after their execution or to modify or revoke any of the Elections following the filing of the Forms 8023 without the written consent of Parent, Seller or Buyer, as the case may be.

(e)           Buyer will initially prepare a complete set of IRS Forms 8883 (and any comparable forms required to be filed under state, local or foreign Tax Law) and any additional data or materials required to be attached to Form 8883 pursuant to the Treasury Regulations promulgated under Section 338 of the Code (“Asset Allocation Statements”).  Buyer will deliver the Asset Allocation Statements to Parent for review no later than 60 days prior to the date on which such forms are required to be filed.  In the event Parent reasonably objects to the manner in which the Asset Allocation Statements have been prepared, Parent will notify Buyer within 15 days of receipt of the Asset Allocation Statements of such objection, and the parties will endeavor within the next 15 days to resolve such dispute in good faith.  If the parties are unable to resolve such dispute within such 15-day period, Parent and Buyer will submit such dispute to an independent accounting firm of recognized national standing (the “Allocation Arbiter”) selected jointly by Parent and Buyer, which firm will not be the regular accounting firm of Parent or Buyer, and which firm shall resolve such dispute in accordance with the procedures set forth in Section 1.4(b).  The Allocation Arbiter’s Asset Allocation Statements will be conclusive and binding upon the parties.

10.5         Survival.  Notwithstanding anything to the contrary contained in this Agreement, each of the provisions set forth in this Article X shall survive until the expiration of the applicable statute of limitations, as such statute may be extended, for the applicable Taxes or Return to which the provision relates.

Article XI

Miscellaneous

11.1         Press Releases and Announcements.  Except as otherwise required by Law or the rules of any applicable securities exchange or NASDAQ, so long as this Agreement is in effect, Buyer, Parent, Seller and the Companies will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement (including without limitation, announcements to employees of the Companies and the Subsidiaries) with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Buyer and Parent will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

11.2         Expenses.  Except as otherwise expressly provided for herein, Parent and Seller, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each such party (including, for purposes of this Section 11.2, all expenses of the Companies as Parent or Seller expenses) in connection with the transactions contemplated hereunder, including without limitation legal, accounting, investment banking and consulting fees and expenses (“Third Party Expenses“) incurred in negotiating, executing and delivering this Agreement (whether the transactions contemplated hereunder are consummated or not).

11.3         Amendment and Waiver.  This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced.  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

11.4         Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:	with a copy to:

ADC Telecommunications, Inc..	Dorsey & Whitney LLP
P.O. Box 1101	50 South Sixth Street
Minneapolis, Minnesota 55440-1101	Minneapolis, Minnesota 55402
Attention: Office of the General Counsel	Attention: Robert A. Rosenbaum
Fax: (952) 917-0893	Fax: (612) 340-7800

Notices to Parent, Seller and the Companies:	with a copy to:

GenTek Inc.	Skadden, Arps, Slate, Meagher & Flom LLP
Liberty Lane	Four Times Square
Hampton, New Hampshire 03842	New York, New York 10036
Attention: Chief Executive Officer	Attention: Ralph Arditi
Fax: (603) 929-2404	Fax: (212) 735-2000

and:

GenTek Inc.
90 East Halsey Road
Parsippany, New Jersey 07054
Attention: Office of the General Counsel
Fax: (973) 515-2468

11.5         Interpretation.  The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  The table of contents and headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.  For all purposes of and under this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  As used in this Agreement, “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person; “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; “knowledge” means, with respect to Parent, Seller, the Companies or any Subsidiary, the actual knowledge of the individuals identified in Schedule 11.5 hereof, after such individuals have reviewed this Agreement and made reasonable inquiry; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

11.6         No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of a party to this Agreement.

11.7         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.8         Complete Agreement.  This Agreement (together with the Exhibits and the Disclosure Schedule) and the Transition Services Agreement contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, other than the confidential disclosure letter agreement between Buyer and Parent dated February 16, 2004 which will continue in full force and effect until the Closing and shall survive any termination of this Agreement.

11.9         Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

11.10       Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

11.11       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

11.12       Submission to Jurisdiction.  Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.

11.13       Waiver of Jury Trial.  EACH OF BUYER, PARENT, SELLER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN

ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, PARENT, SELLER AND THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[REMAINDER OF PAGE LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the day and year first above written.

ADC TELECOMMUNICATIONS, INC.

By	/s/Gokul V. Hemmady
	Name:	Gokul V. Hemmady
	Title:	Vice President & CFO

KRONE INTERNATIONAL HOLDING INC.

By	/s/ Matthew R. Friel
	Name:	Matthew R. Friel
	Title:	Authorized Person

KRONE DIGITAL COMMUNICATIONS INC.

By	/s/ Matthew R. Friel
	Name:	Matthew R. Friel
	Title:	Authorized Person

GENTEK HOLDING CORPORATION

By	/s/ Matthew R. Friel
	Name:	Matthew R. Friel
	Title:	Authorized Person

GENTEK INC.

By	/s/ Matthew R. Friel
	Name:	Matthew R. Friel
	Title:	VP & CFO